Exhibit 2.1

Dated 8 November 2012

ELAN CORPORATION, PLC

and

PROTHENA CORPORATION PLC

DEMERGER AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	4
2.	CONDITIONS	13
3.	PRE-COMPLETION OBLIGATIONS	14
4.	TRANSFER OF NEOTOPE BIOSCIENCES AND ISSUE OF PROTHENA SHARES	15
5.	COMPLETION OBLIGATIONS	15
6.	ESTABLISHMENT OF THE SEPARATION COMMITTEE	16
7.	INDEMNIFICATION	16
8.	MUTUAL RELEASES	16
9.	RELEASE OF GUARANTEES	17
10.	CONTRACTUAL ARRANGEMENTS	18
11.	TAX	21
12.	DEALINGS BETWEEN GROUPS	21
13.	INSURANCE	23
14.	CONSENTS	23
15.	EMPLOYEE BENEFITS	24
16.	TRADE PAYABLES AND ACCRUALS	25
17.	FURTHER ASSURANCE	25
18.	NON SOLICITATION	27
19.	PAYMENTS	27
20.	CONFIDENTIALITY	27
21.	SIGNS; USE OF COMPANY NAMES	28
22.	DISPUTE RESOLUTION	28
23.	ENTIRE AGREEMENT	29
24.	NOTICES	30
25.	ANNOUNCEMENTS	31
26.	GOVERNING LAW AND JURISDICTION	31
27.	MISCELLANEOUS	31

Schedule 1 – Employee Benefits

A. Healthcare Benefits

B. Severance Benefits

C. Pension Benefits

D. Share Plans

E. Compensation Arrangements

Schedule 2 – Mutual Indemnities

Schedule 3 – Provisions relating to Claims under the Mutual Indemnities

Schedule 4 – Trade Payables and Accruals

Exhibit A – Step Plan

THIS DEMERGER AGREEMENT is made on 8 November 2012

BETWEEN:

(1)	ELAN CORPORATION, PLC a public limited company incorporated in Ireland, with registered number 30356 having its registered office at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland (Elan); and

(2)	PROTHENA CORPORATION PLC, a public limited company incorporated in Ireland, with registered number 518146 having its registered office at 25-28 North Wall Quay, Dublin 1, Ireland (Prothena),

(each a Party, together the Parties).

WHEREAS:

A.	Elan owns and operates the Elan Business and also owns and operates the Prothena Business;

B.	Elan has determined that it would be appropriate and desirable, following the Pre-Demerger Restructuring, to separate the Prothena Business from Elan in order to provide both Elan and Prothena with the following key benefits: (i) greater strategic focus of financial resources and management’s efforts, (ii) direct and differentiated access to capital resources, (iii) enhanced investor choice through investment opportunities in two separate companies and (iv) enhanced management incentive tools;

C.	Prothena has been formed in order to facilitate such separation;

D.	Prior to the Demerger and pursuant to the Pre-Demerger Restructuring, the Parties anticipate that the assets and Liabilities comprising the Prothena Business will be transferred and held within the Restructured Prothena Group;

E.	Elan and Prothena have each determined that it would be appropriate and desirable for Elan to transfer to Prothena, and for Prothena to receive, directly or indirectly, all of the outstanding shares of each company comprising the Restructured Prothena Group (the Prothena Transfer) in consideration for the allotment of 99.99% of the outstanding shares of Prothena to the Elan Shareholders (the Allotment), which Allotment constitutes a deemed in specie distribution by Elan to the Elan Shareholders;

F.	The Parties intend that the Prothena Transfer and the Allotment (taken together) shall qualify as a “scheme of reconstruction or amalgamation” pursuant to Section 587 of the Taxes Consolidation Act 1997, with the result that no chargeable gain for Irish Tax purposes should arise for the Elan Shareholders;

G.	The Parties intend that the Prothena Transfer and the Allotment (taken together) shall not give rise to a chargeable gain for Elan in respect of the disposal by Elan of Neotope Biosciences, pursuant to section 615 of the Taxes Consolidation Act 1997, and shall be relieved from Irish stamp duty for which Prothena would be otherwise accountable for under section 80 of the Stamp Duties Consolidation Act 1999;

H.	The Parties intend that the Prothena Transfer and the Allotment qualify as a “reorganization” under Section 368(a)(1)(D) of the U.S. Internal Revenue Code of 1986, as amended (the IRC), and the Allotment, as such, qualify as a distribution of ordinary shares of Prothena to the Elan Shareholders under Section 355 of the IRC;

I.	The Parties intend that the execution of this Agreement constitutes a “plan of reorganization” for the purposes of Section 368 of the IRC; and

J.	The Parties intend in this Agreement to set forth the principal arrangements between them regarding the Prothena Transfer and the Allotment.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	The following provisions shall apply to the interpretation of this Agreement. Words and expressions used in this Agreement shall have the meanings set out below, unless expressly redefined, or the context requires otherwise:

“Admission”	means admission of the Demerger Shares to the NASDAQ Global Market having become effective;

“Action”	means any demand, claim, action, suit, counter suit, arbitration, inquiry, Proceeding, audit, review, complaint, litigation, counterclaim, mediation, alternative dispute resolution, discovery request, subpoena or Investigation, of any nature whether administrative, civil, criminal, regulatory or otherwise, by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal;

“ADSs”	means American depository shares issued in respect of Elan Shares (each ADS representing one Elan Share);

“Affiliate”	means, in relation to Elan, any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with Elan from time to time but excluding any Prothena Group Company and, in relation to Prothena, any other Person who directly or indirectly Controls, or is Controlled by, or is under common Control with Prothena or Neotope Biosciences from time to time but excluding any Elan Group Company;

“Agreed Form”	means, in relation to any document, in a form agreed or to be agreed by the Parties to this Agreement;

“Ancillary Agreements”	means the: (i) Subscription and Registration Rights Agreement; (ii) Transitional Services Agreement; (iii) Tax Matters Agreement; and (iv) Research and Development Services Agreement;

“Applicable Laws”	means any and all applicable laws (whether civil, criminal or administrative) including common law, statutes, subordinate legislation, treaties, regulations, rules, directives, decisions, by-laws, circulars, codes, orders, notices, demands, decrees, injunctions, guidance, Judgments or resolutions of a parliamentary government, federal, state or Governmental Authority, statutory, administrative or regulatory body, securities exchange, court or agency in any part of the world which are in force or enacted and are, in each case, legally binding as at Completion and the term Applicable Law will be construed accordingly;

“Asset Transfer Agreement”	has the meaning given to that term in clause 17.3.1;

“Business Day”	means a day (not being a Saturday or Sunday or a public holiday) when clearing banks are open for business in Dublin and New York for the transaction of normal banking business;

“CEO”	means the chief executive officer from time to time of the relevant company;

“Circular”	means the circular to be dated the Posting Date, to be sent to the Elan Shareholders, in connection with the Demerger, including a notice of an extraordinary general meeting of Elan;

“Clinical Trials”	means trials performed under clinical conditions to evaluate the effectiveness and safety of medications by monitoring their effects on test groups;

“Completion”	means the time and date when the Conditions shall have been fulfilled and the events specified in clause 5 shall have taken place;

“Completion Trade Payables and Accruals”	means the aggregate amount of the Trade Payables and Accruals as at Completion;

“Completion Trade Payables and Accruals Statement”	means the statement showing the Completion Trade Payables and Accruals as at Completion, calculated in accordance with Schedule 4, Part 1;

“Conditions”	means the conditions set out in clause 2;

“Confidential Information”	has the meaning given to that term in clause 20.1.1;

“Connected Person”	has the meaning given to that term in clause 23;

“Contract”	means any contract, agreement, lease, license, sales order, purchase order, undertaking, permit, assurance, indemnity, representation, warranty, instrument or other commitment, whether written, oral or implied, that is binding on any Person or legal entity or any part of its property under any Applicable Law;

“Control”	means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled by” and “under common Control” have meanings correlative to the foregoing;

“Costs”	means charges and reasonable documented costs (including legal costs) and expenses (other than, in each case, Tax), in each case of any nature whatsoever;

“Demerger”	means the demerger of the Prothena Business from the Elan Group to be effected by the Prothena Transfer and the Allotment;

“Demerger Record Time”	means 11:59 p.m., GMT, on 14 December 2012, or such other time as the Elan Board shall, in its absolute discretion, determine;

“Demerger Resolution”	means the resolution set out in the notice of extraordinary general meeting of Elan included in the Circular;

“Demerger Shares”	means the ordinary shares in the share capital of Prothena, with a nominal value of U.S.$0.01 each, to be allotted and issued, credited as fully paid up to the Qualifying Elan Shareholders in consideration for the Prothena Transfer, as Elan shall direct in accordance with this Agreement;

“DPA”	has the meaning given to that term in clause 17.1.5;

“Elan Board”	means the board of directors of Elan or any duly authorised committee thereof (including the Transaction Committee);

“Elan’s Bonus Contribution Amount”	has the meaning given to that term in clause 2.3, Schedule 1, Part E;

“Elan Business”	means all businesses carried on prior to Completion by any member of the Pre-Demerger Elan Group except for the Prothena Business;

“Elan Business Liabilities”	has the meaning given to that term in Schedule 2;

“Elan Clinical Trial Insurance Policies”	means the insurance policies put in place by the Pre-Demerger Elan Group to cover Clinical Trials;

“Elan Employees”	means those individuals employed exclusively or predominantly in the Elan Business at Completion and the term “Elan Employee” shall be construed accordingly;

“Elan Group”	means Elan and its subsidiary undertakings from time to time, but excluding any Prothena Group Company;

“Elan Group Company”	means any company in the Elan Group and “Elan Group Companies” shall be construed accordingly;

“Elan Group Company Guarantee”	means any guarantee, indemnity, obligation, bond, warranty, covenant, security or collateral obligation given by any Elan Group Company in respect of any Prothena Group Company, any Liabilities or obligations of any Prothena Group Company, or any Liabilities or obligations of the Prothena Business;

“Elan Marks”	means the name “Elan”, or any variations thereof, and any other trademarks, service marks, trade names, logos or identifiers owned by, or licensed by a third party to, any member of the Elan Group, in each case as of Completion;

“Elan Severance Plan”	means the severance plan maintained by Athena Neurosciences, Inc. for the benefit of employees of certain of its Affiliates, including Elan Pharmaceuticals, Inc. Prothena Employees have been eligible to participate in the Elan Severance Plan;

“Elan Shareholders”	means the holders of Elan Shares and ADSs;

“Elan Shares”	means the ordinary shares with a nominal value of €0.05 each in the share capital of Elan;

“Elan Share Plans”

means the share incentive schemes of Elan including the:

(i)     Elan Corporation, plc 1996 Long-Term Incentive Plan;

(ii)    Elan Corporation, plc 1996 Consultant Option Plan;

(iii)  Elan Corporation, plc 1999 Stock Option Plan;

(iv)   Elan Corporation, plc 2006 Long Term Incentive Plan;

(v)    Elan Corporation, plc 2012 Long Term Incentive Plan; and

(vi)   Elan Corporation, plc Employee Equity Purchase Plan;

“Elan Welfare Plan”	has the meaning given to that term in clause 1 of Schedule 1, Part A (Healthcare Benefits);

“EURIBOR”	means, in respect of any relevant sum and any relevant period, the average of the rates per cent per annum at which Euro deposits for 6 months are offered by leading banks (quoted on Reuters) on the Dublin Inter Bank Market as published by Reuters at or about 11.00 a.m. on the first day of each relevant 6 month period in respect of which the calculation is made or, if such day is not a Business Day, on the immediately preceding Business Day;

“Form 10”	means the registration statement on Form 10, including all amendments or supplements thereto, filed by Prothena with the SEC in connection with the Demerger;

“Former Elan Employee”	means those individuals who were employed exclusively or predominantly in the Elan Business at any point during the period of one year prior to Completion, but who are no longer Elan Employees or Prothena Employees;

“Governmental Approvals”	means any notices, reports or other filings to be made with, or any consents, registrations, permits or authorisations to be obtained from, any Governmental Authority;

“Governmental Authority”	means any Irish, U.S. or other federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority or self-regulatory organisation;

“Group”

means in relation to the relevant Party immediately after Completion:

(i)     a parent undertaking or subsidiary undertaking of that Party; or

(ii)    a subsidiary undertaking of any parent undertaking of that Party,

and “Group Company” shall be construed accordingly;

“Group Contract”	has the meaning given to that term in clause 10.3;

“Indemnified Party”	has the meaning given to that term in Schedule 3 (Provisions Relating to Claims Under the Mutual Indemnities);

“Indemnifying Party”	has the meaning given to that term in Schedule 3 (Provisions Relating to Claims Under the Mutual lndemnities);

“Independent Accountant”	means the independent chartered accountant appointed in accordance with clause 2.6 of Schedule 4, Part 1 to resolve any dispute arising in relation to the calculation of the Completion Trade Payables and Accruals Statement;

“Information”	means information, including books and records, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programmes or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data;

“Information Statement”	means the Information Statement attached as an exhibit to the Form 10 distributed to the holders of Elan Shares in connection with the Demerger, including any amendment or supplement thereto;

“Insurance Date”	has the meaning given to that term in clause 10.2.4 of Schedule 3;

“Intellectual Property Rights”	means all patents, trade and service marks, trade and service names, logos, copyrights (including, without limitation, rights in computer software), rights in designs and rights in databases (whether or not any of these is registered and including any applications for registration of any such thing) and all other intellectual property rights or forms of protection of a similar nature or having equivalent or similar effect to any of the foregoing which subsist anywhere in the world;

“Investigation”	has the meaning given to that term in clause 17.1.4;

“Judgment”	means any judgment, order, writ, injunction, stipulation or decree issued by, or any legally binding agreement with a Governmental Authority of competent jurisdiction, whether preliminary, temporary or permanent;

“Lease”	means the lease for space at 650 Gateway Boulevard, South San Francisco, CA 94080, U.S.A., that Elan Pharmaceuticals, Inc. intends to assign or sublease to a Neotope Group Company;

“Liabilities”	means all debts, liabilities, Losses, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any Contract or tort based on negligence or strict liability and including whether arising under any Applicable Law, Action or threatened Action) and whether or not the same would be required by generally accepted principles and accounting policies to be reflected in financial statements or disclosed in the notes thereto;

“Losses”	means any and all losses, Costs, obligations, Liabilities, settlement payments, awards, Judgments, Taxes, fines, penalties, damages, fees, expenses, deficiencies, claims or other charges (including the Costs and expenses of any and all Actions and demands, assessments, Judgments, settlements and compromises relating thereto and attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the Investigation or defence thereof or the enforcement of rights hereunder);

“Mutual Indemnities”	means the indemnities given by Elan to Prothena or by Prothena to Elan which are contained in clause 9 and in Schedule 2 (Mutual Indemnities);

“Neotope Biosciences”	means Neotope Biosciences Limited, a private limited company incorporated in Ireland, company number 460227, with a registered office at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland;

“Onclave”	means Onclave Therapeutics Limited, a wholly owned subsidiary of Neotope Biosciences and a private limited company incorporated in Ireland, company number 485112, with a registered office at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland;

“Other Group”	means in reference to the Elan Group, the Prothena Group, and vice-versa;

“Outstanding Agreements”	has the meaning given to that term in clause 10.1;

“Payment Date”	has the meaning set out in clause 1.2.4 of Schedule 4, Part 1;

“Person”	means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority;

“Posting Date”	means the date of the issue and dispatch of the Circular, as determined by the Elan Board;

“Pre-Demerger Elan Group”	means the Elan Group and the Restructured Prothena Group;

“Pre-Demerger Restructuring”	means the restructuring of the Pre-Demerger Elan Group, effected or to be effected in accordance with steps 1-7 of the Step Plan prior to Completion in preparation for the Demerger, under which Elan allocated, assigned and transferred (or will allocate, assign and transfer), or caused (or will cause) to be allocated, assigned and transferred, to the Restructured Prothena Group the assets and Liabilities that comprise the Prothena Business;

“ Prothena Board”	means the board of directors of Prothena or any duly authorised committee thereof;

“Prothena Business”	means the drug discovery business platform of the Pre-Demerger Elan Group, focused primarily on the discovery and development of novel antibodies for the potential treatment of a broad range of diseases that involve protein misfolding or cell adhesion, including, without limitation, any business conducted by any Prothena Group Company, prior to, as of or following Completion;

“Prothena Business Liabilities”	has the meaning given to that term in Schedule 2;

“Prothena Employees”	means those individuals employed exclusively or predominantly in the Prothena Business and/or by any Prothena Group Company at Completion and the term “Prothena Employee” shall be construed accordingly;

“Prothena Group”	means Prothena, Neotope Biosciences, Prothena U.S., Onclave, and the other companies that are, or will following Completion be, directly or indirectly, subsidiaries of Prothena;

“Prothena Group Company”	means any member of the Prothena Group, including but not limited to Prothena, Neotope Biosciences, Prothena U.S. and Onclave, and “Prothena Group Companies” shall be construed accordingly;

“Prothena Group Company Guarantee”	means any guarantee, indemnity, bond, warranty, covenant, security or collateral obligations given by any Prothena Group Company in respect of any Elan Group Company or any Liabilities or obligations of any Elan Group Company;

“Prothena U.S.”	means Prothena Biosciences Inc, a wholly owned subsidiary of Neotope Biosciences and a company incorporated in the State of Delaware, with an address at 650 Gateway Boulevard South San Francisco, CA 94080, U.S.A.;

“Proceedings”	has the meaning given to that term in clause 26.2;

“Providing Party”	has the meaning given to that term in clause 12.1;

“Qualifying Elan Shareholders”	means Elan Shareholders at the Demerger Record Time;

“Receiving Company”	has the meaning given to that term in clause 10.1.2;

“Representatives”	has the meaning given to that term in clause 20.1.2;

“Requesting Party”	has the meaning given to that term in clause 12.1;

“Research and Development Services Agreement”	means the agreement to be entered into by the Parties pursuant to which Prothena will provide certain research and development services to Elan;

“Restructured Prothena Group”	means Neotope Biosciences, Prothena U.S. and Onclave;

“SEC”	means the U.S. Securities and Exchange Commission;

“Separation Committee”	means the committee to be established in accordance with clause 6;

“Step Plan”	the Project Apple step plan dated 5 November 2012 set out at Exhibit A, steps 1-7 of which summarises the proposals in relation to the Pre-Demerger Restructuring;

“Subscription and Registration Rights Agreement”	means the agreement under which, subject to and conditional upon Completion in accordance with the terms of this Agreement, immediately following the Demerger, Elan Science One Limited (ES1) will subscribe for, and Prothena will allot and issue to ES1, 18% of the outstanding ordinary shares of Prothena (calculated after taking into account the issuance of such shares), for a cash payment of U.S.$26,000,000;

“Tax”	means all forms of taxation, duties, imposts, levies and other governmental charges and whether of Ireland, the U.S.A. or elsewhere, including (but without limitation) income tax, corporation tax, corporation profits tax, advance corporation tax, capital gains tax, capital acquisitions tax, residential property tax, wealth tax, value added tax, dividend withholding tax, deposit interest retention tax, customs and other import and export duties, excise duties, stamp duty, capital duty, social insurance, levies, social welfare or other similar contributions and other amounts corresponding thereto whether payable in Ireland, the U.S.A. or elsewhere, and any interest, surcharge, penalty or fine in connection therewith, and the word Taxation shall be construed accordingly;

“Tax Matters Agreement”	means the agreement to be entered into by Prothena and Elan addressing certain Tax matters, including the allocation of Tax Liabilities for taxable periods before and after Completion (including any Taxes payable with respect to the Demerger);

“Third Party Consents”	means all consents, waivers or approvals from, or notification requirement to, any Person other than a member of either Group which are required to be obtained as a result of the Pre-Demerger Restructuring or the Demerger;

“Trade Payables and Accruals”	means the following trade payables and accruals relating to the Prothena Business; trade creditors (A/C code 200010), clinical accruals (A/C code 210012), accrued trade creditors (A/C code 210030), accrued S&P Tax (A/C code 210032), maintenance accruals (A/C code 210034), accrued legal (A/C code 210036), accrued consulting (A/C code 210042), accrued professional fees (A/C code 210044), tangible asset accruals (A/C code 210048) and other accruals (A/C code 210090);

“Transaction Agreements”	means this Agreement, the Ancillary Agreements and any other agreement entered into in connection with the Demerger or the Pre-Demerger Restructuring, including any Asset Transfer Agreement;

“Transaction Committee”	means the committee of the Elan Board established on 20 September 2012 to consider, approve and take all necessary actions required to implement the Demerger;

“Transfer Shares”	means the entire issued share capital of Neotope Biosciences, being 100,811,000 ordinary shares of U.S.$1.00 each;

“Transferring Company”	has the meaning given to that term in clause 10.1.1;

“Transitional Services Agreement”	means the transitional services agreement to be entered into by the Parties pursuant to which the Parties will provide certain services to each other for a transitional period after Completion.

1.2.	Unless expressly stated in this agreement or the context otherwise requires, in this Agreement:

1.2.1.	references to clauses, sub-clauses, paragraphs, sub-paragraphs, Recitals and Schedules are to clauses, sub-clauses, paragraphs, sub-paragraphs of and Recitals and Schedules to this Agreement;

1.2.2.	the Schedules, exhibits and any attachments form part of this Agreement and the Schedules, exhibits and any attachments shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules, exhibits and any attachments;

1.2.3.	headings and titles to clauses, Schedules, exhibits and any attachments are for convenience only and do not affect the interpretation of this Agreement;

1.2.4.	words importing the singular include the plural and vice versa and words importing the masculine include the feminine and neuter and vice versa;

1.2.5.	subject to clause 24 (Notices), reference to writing or similar expressions includes transmission by facsimile or other electronic means;

1.2.6.	unless otherwise defined, a word or phrase the definition of which is contained or referred to in section 2 of the 1963 Act has the meaning attributed to it by that definition;

1.2.7.	reference to any document includes that document as amended or supplemented whether before or after the date of this Agreement; and

1.2.8.	“including” or “includes” means including or includes without limiting the generality of the foregoing.

2.	CONDITIONS

2.1.	The provisions of this Agreement shall be conditional and only become effective upon the completion of the following:

2.1.1.	the passing of the Demerger Resolution;

2.1.2.	the Elan Board shall have duly approved this Agreement, the disposal of the Transfer Shares to Prothena, and all the other transactions contemplated thereby;

2.1.3.	the Prothena Board shall have duly approved this Agreement, the allotment of the Demerger Shares to the Qualifying Elan Shareholders, and all the other transactions contemplated thereby;

2.1.4.	Elan and its subsidiaries shall have completed the Pre-Demerger Restructuring;

2.1.5.	each of the Transaction Agreements shall have been executed by each Party thereto;

2.1.6.	NASDAQ having acknowledged (and such acknowledgement not having been withdrawn) that the Demerger Shares will be approved for listing on the Nasdaq Global Market;

2.1.7.	prior to the Demerger, all of Elan’s Representatives shall have resigned or been removed as officers and from all boards of directors or similar governing bodies of the Prothena Group Companies, and all of Prothena’s Representatives shall have resigned or been removed from all such bodies of the Elan Group Companies;

2.1.8.	Elan and Prothena shall have received all permits, registrations and consents required under the securities or the “blue sky” laws of states or other political subdivisions of the United States or of foreign jurisdictions;

2.1.9.	the Form 10 shall have been declared effective by the SEC, and no stop order suspending the effectiveness of the Form 10 shall be in effect or, to the Parties’ knowledge, shall have been threatened by the SEC, and the Information Statement shall have been distributed or mailed (as appropriate) to the Qualifying Elan Shareholders;

2.1.10.	Elan and Prothena shall have received all Governmental Approvals and all Third Party Consents necessary to effect the Demerger and to permit the operation of the Prothena Business after Completion;

2.1.11.	no Applicable Law, Judgment or legal restraint shall be in effect that prohibits Completion or any of the other transactions contemplated by the Transaction Agreements;

2.1.12.	substantially all of the Outstanding Agreements that are material to the Prothena Business have been assigned or novated, as the case may be, as required pursuant to clause 10.1;

2.1.13.	substantially all of the Group Contracts that are material to the Prothena Business have been partially assigned to Prothena or have been terminated and replaced by separate agreements; and

2.1.14.	no other events or developments shall have occurred or shall exist that, in the judgment of the Elan Board, in its sole and absolute discretion, would make it inadvisable to effect the Demerger.

2.2.	The foregoing Conditions may be waived only by the Elan Board, in its sole and absolute discretion, and they are for the sole benefit of Elan and shall not give rise to or create any duty on the part of the Elan Board to waive or not to waive such Conditions or in any way limit the right of termination of this Agreement set forth in clause 27.9 or alter the consequences of any such termination as specified in clause 27.9. Any determination made by the Elan Board prior to Completion concerning the satisfaction or waiver of any or all of the Conditions set forth in clause 2.1 shall be conclusive; PROVIDED THAT Elan shall not waive;

2.2.1.	the Condition in clause 2.1.5 that the Subscription and Registration Rights Agreement shall have been executed by Elan, ES1 and Prothena;

2.2.2.	the Conditions in clauses 2.1.12 and 2.1.13; or

2.2.3.	any Condition that is mandatory under Applicable Law.

2.3.	Subject to clause 2.4, the Parties shall use all reasonable endeavours to ensure fulfilment of the Conditions, unless waived by the Elan Board. If the Conditions are not satisfied by 1 July 2013, (or such other date as the Parties may agree), this Agreement shall automatically terminate and neither Party shall have any claim of any nature whatsoever against the other under this Agreement (save in respect of any rights and Liabilities of the Parties which have accrued prior to termination).

2.4.	Each Party undertakes to the other to disclose anything which will or may prevent any of the Conditions from being satisfied immediately after it comes to the notice of that Party.

2.5.	Elan will procure that, between the time of this Agreement and Completion, the Prothena Business will be carried on in the ordinary course subject only to:

2.5.1.	implementation of any remaining steps to be undertaken to facilitate giving effect to the Demerger, this Agreement or the Step Plan, or any further steps required to be taken in consequence of taking such remaining steps; or

2.5.2.	actions undertaken in the course of implementing the operational separation of the Prothena Business from the Elan Business in preparation for the Demerger; or

2.5.3.	any matter undertaken as a requirement of any Applicable Law or as a requirement of any Contract, arrangement or commitment relating to the Prothena Business in place prior to the date of this Agreement; or

2.5.4.	immediate or prompt steps undertaken to the extent required to prevent (so far as possible) or remedy or limit the consequences of any matter having a material and adverse effect on the ongoing operations of the Prothena Business (which Elan shall promptly notify Prothena of, if reasonably practicable, prior to taking such steps (and if not, as soon as reasonably practicable thereafter) and shall consult with and give reasonable consideration to any reasonable corrective or remedial action proposed by Prothena in respect of such matter).

3.	PRE-COMPLETION OBLIGATIONS

3.1.	On the Posting Date, Elan shall procure the despatch of the Circular and related documentation to Elan Shareholders as appropriate, subject to the prior approval of the Circular by the Elan Board.

3.2.	Each of Elan and Prothena undertakes to the other that if, at any time after the date hereof and before the commencement of dealings in the Demerger Shares following Admission, it comes to the notice of either of them that:

3.2.1.	any statement contained in the Circular, the Form 10 or Information Statement has become or been discovered to be untrue, incorrect or misleading in any material respect;

3.2.2.	either the Circular, the Form 10 or Information Statement does not contain a statement that it should contain in order to comply with any Applicable Law and that omission is or may be material;

3.2.3.	there has been a significant change affecting any matter contained in the Circular, the Form 10 or Information Statement which would have been required to be disclosed in any such document had it occurred before the relevant document was circulated; or

3.2.4.	a significant new matter has arisen, the inclusion of Information in respect of which would have been required in the Circular, the Form 10 or Information Statement had it arisen before the relevant document was circulated, then that Party shall immediately notify the other Party of the same in writing.

3.3.	Each Party undertakes to the other that it will comply with all Applicable Laws in relation to the Demerger, the Circular and the matters and transactions contemplated thereby and by this Agreement.

3.4.	Each Party undertakes to notify the other of the action (if any) which it intends to take as a consequence of any matter referred to in clause 3.2.1 to 3.2.4.

4.	TRANSFER OF NEOTOPE BIOSCIENCES AND ISSUE OF PROTHENA SHARES

4.1.	Subject to the satisfaction or waiver of each of the Conditions in clause 2.1 (and subject also to clause 2.2), and the Elan Board determining, in its absolute discretion, that the Demerger continues to be in the best interests of Elan and the Elan Shareholders, Elan agrees or shall procure that, in accordance with the Demerger Resolution, to transfer subject to and with effect from Completion, and Prothena shall acquire, the Transfer Shares free from all security interests, options, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever and together with all rights attaching to them.

4.2.	Elan shall procure that prior to Completion (but subject thereto), the board of directors of Neotope Biosciences shall meet to approve the transfer of the Transfer Shares from Elan to Prothena, effective on Completion, and to resolve that Prothena be recorded in the register of members of Neotope Biosciences as the holder of the Transfer Shares.

4.3.	In consideration of the transfer of the Transfer Shares, Prothena shall allot and issue directly to the Elan Shareholders, as Elan directs, such number of Demerger Shares to Qualifying Elan Shareholders as set forth in clause 4.4 below.

4.4.	Elan hereby directs that the Demerger Shares be allotted and issued pursuant to clause 4.3 above to Qualifying Elan Shareholders in the ratio of 1 Demerger Share for every 41 Elan Shares or ADSs held by each Qualifying Elan Shareholder at the Demerger Record Time.

4.5.	Prothena covenants that the Demerger Shares shall be allotted credited as fully paid and free from all liens, charges and encumbrances whatsoever and shall have the rights described in Prothena’s articles of association (which shall be in the Agreed Form).

4.6.	No fractional Demerger Shares shall be issued, and such fractional Demerger Share interests shall not entitle the owner thereof to vote or to any rights of a holder of Demerger Shares. The distribution agent, which shall not be an Affiliate of Elan or Prothena, shall aggregate the fractional Demerger Share interests as soon as is practicable after Completion, and shall maintain a written or electronic record of each Elan Shareholder’s fractional Demerger Share interest, if any, and such Elan Shareholder’s name. The distribution agent shall cause the whole Demerger Shares obtained pursuant to the aggregation of the fractional Demerger Share interests to be sold, as soon as is practicable after Completion, in the open market at prevailing market prices, as determined by the distribution agent without influence from any Elan Group Company or Prothena Group Company. In connection with the foregoing, the distribution agent may select one or more broker-dealers, provided that no such entity is an affiliate of Elan or Prothena. As soon as is practicable after the sale of Demerger Shares pursuant to this clause 4.6, the distribution agent shall make available to the holders of fractional Demerger Share interests, on a pro rata basis, the net proceeds resulting from such sale after deduction of any required Costs, Taxes and commissions, rounding down to the nearest cent. The issuance of fractional Demerger Shares is prohibited under Prothena’s articles of association, and the payment of cash in lieu of fractional Demerger Shares shall not represent separately bargained-for consideration. None of Elan, Prothena or the distribution agent shall guarantee any minimum sale price for the fractional Demerger Share interests aggregated and sold on the open market pursuant to this clause 4.6, or pay any interest with respect to such sale proceeds. No Elan Shareholder shall receive cash equal to or greater than the value of one full Demerger Share as a result of the aggregation of fractional Demerger Share interests and the sale of Demerger Shares pursuant to this clause 4.6.

5.	COMPLETION OBLIGATIONS

5.1.	Completion of this Agreement will take place immediately upon the satisfaction or waiver of each of the Conditions in clause 2.1 (other than any Condition which will be satisfied only upon such Completion) when the following business shall be (or shall have been) transacted:

5.1.1.	Elan shall deliver to Prothena a duly executed stock transfer form in respect of the Transfer Shares in favour of Prothena, together with the relevant share certificates and Prothena shall in connection with and as part of the business conducted at Completion, procure that Prothena is recorded in the register of members of Neotope Biosciences as the holder of the Transfer Shares;

5.1.2.	Prothena shall procure that the relevant entries are made in its register of members to reflect the allotment of the Demerger Shares to the Qualifying Elan Shareholders; and

5.1.3.	each Party shall deliver, or procure the delivery of a duly executed counterpart of each of the Ancillary Agreements.

5.2.	Any amounts outstanding at Completion between any Elan Group Company and any Prothena Group Company shall, to the extent not already settled (unless otherwise agreed between the Parties) be settled by payment to the relevant Elan Group Company or Prothena Group Company (as appropriate) in the normal course, in accordance with the applicable terms of the relevant agreement.

5.3.	The Parties shall procure that, to the extent the same has not been effected on or prior to Completion, any of their respective subsidiaries, the shares of which have been transferred as part of the Pre-Demerger Restructuring, shall (if applicable), upon either the stamping of the relevant transfers with the relevant duty or claiming a relevant relief from stamp duty, register the transferee of the relevant shares as the holder thereof in the register of members of the relevant company.

6.	ESTABLISHMENT OF THE SEPARATION COMMITTEE

6.1.	Elan and Prothena shall establish a separation committee (the Separation Committee) from the date of this Agreement to review and assist in the implementation of this Agreement and the Transaction Agreements, to consider any additional issues arising from the implementation of the Demerger and to resolve (subject to clause 22) any disputes which may arise between members of the Elan Group and of the Prothena Group.

6.2.	The Separation Committee shall meet from time to time as agreed by Elan and Prothena.

6.3.	The members of the Separation Committee shall be a senior legal counsel, the Chief Financial Officers (or Financial Controllers) and the Company Secretaries of each of Elan and Prothena. The members of the Separation Committee shall be entitled to invite such other Persons as they may determine to attend particular meetings of the Separation Committee. The Separation Committee shall determine its own remit and procedures.

7.	INDEMNIFICATION

7.1.	It is agreed by the Parties that and save as specifically provided in this Agreement, Elan should be responsible for all matters relating to the Elan Business and that Prothena should be responsible for all matters relating to the Prothena Business, whether arising prior to, at or following Completion. Accordingly, and without prejudice to the specific provisions of this Agreement, the Parties have agreed to the undertakings set out in Schedule 2 (Mutual lndemnities) and clause 9.

7.2.	The provisions of Schedule 3 (Provisions Relating to Claims Under the Mutual lndemnities) shall apply in relation to the making of any claim under Schedule 2 (Mutual lndemnities) and clause 9.

8.	MUTUAL RELEASES

8.1.	Except as provided in clause 8.3, effective upon Completion, Prothena hereby, for itself and each Prothena Group Company, and their respective Affiliates, predecessors, successors and assigns, and, to the extent Prothena legally may, all Persons that at any time prior or subsequent to Completion have been shareholders, directors, officers, members, agents or employees of the Prothena Group (in each case, in their respective capacities as such), remises, releases and forever discharges each Elan Group Company and their respective Affiliates, successors and assigns, and all Persons that at any time prior to Completion have been shareholders, directors, officers, members, agents or employees of Elan or any other Elan Group Company (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, under any Applicable Law and in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred, or to have failed to occur, at or before Completion or any conditions existing or alleged to have existed at or before Completion, including in connection with the transactions and all other activities to implement the Demerger.

8.2.	Except as provided in clause 8.3, effective upon Completion, Elan hereby, for itself and each Elan Group Company, and their respective Affiliates, predecessors, successors and assigns, and, to the extent Elan legally may, all Persons that at any time prior or subsequent to Completion have been shareholders, directors, officers, members, agents or employees of the Elan Group (in each case, in their respective capacities as such), remises, releases and forever discharges each Prothena Group Company and their respective Affiliates, successors and assigns, and all Persons that at any time prior to Completion have been shareholders, directors, officers, members, agents or employees of Prothena or any other Prothena Group Company (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, under any Applicable Law and in equity (including any right of contribution), whether arising under any Contract, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred, or to have failed to occur, at or before Completion or any conditions existing or alleged to have existed at or before Completion, including in connection with the transactions and all other activities to implement the Demerger.

8.3.	Nothing contained in clauses 8.1 or 8.2 will limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by any Transaction Agreement, in each case in accordance with its terms, including without limitation (i) the obligation of Prothena to assume and satisfy the Prothena Business Liabilities; (ii) the obligation of Elan to assume and satisfy the Elan Business Liabilities; (iii) the obligations of Elan and Prothena to perform their obligations and indemnify each other under the Transaction Agreements including pursuant to clause 7, Schedule 2 and Schedule 3 hereto; and (iv) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this clause 8; provided that the Parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any Person with respect to any Liability to the extent that such Person would be released with respect to such Liability by this clause 8.3 but for the provisions of this sub-clause (iv).

8.4.	Prothena will not, and will cause each other Prothena Group Company not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Elan or any Elan Group Company, or any other Person released pursuant to clause 8.1, with respect to any Liabilities released pursuant to clause 8.1.

8.5.	Elan will not, and will cause each other Elan Group Company not to, make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Prothena or any Prothena Group Company, or any other Person released pursuant to clause 8.2, with respect to any Liabilities released pursuant to clause 8.2.

9.	RELEASE OF GUARANTEES

9.1.	With the exception of any Elan Group Company Guarantee in relation to the assignment or sublease of the Lease to a Prothena Group Company, Prothena shall (with the reasonable cooperation of Elan) use its commercially reasonable efforts to have any member of the Elan Group removed as a guarantor of, or an obligor with respect to, any Elan Group Company Guarantee. In connection therewith, Prothena undertakes to Elan at any time and from time to time on or after Completion to execute and deliver (or procure the execution and delivery by another Prothena Group Company of) all such instruments of assumption and acknowledgement or take such other action as Elan may reasonably request in order to effect the release and discharge in full of each Elan Group Company from any Elan Group Company Guarantee to which it is a party.

9.2.	For so long as and to the extent that any release from an Elan Group Company Guarantee (other than those referred to at sub-clause 9.1 above) has not been obtained, Prothena shall:

9.2.1.	ensure that no Prothena Group Company shall enter into any further commitment or obligation, other than in respect of existing contractual arrangements or pursuant to Applicable Law, which would increase any Elan Group Company’s actual or contingent liability under any such Elan Group Company Guarantee or any future guarantee of any Elan Group Company;

9.2.2.	use its best endeavours to ensure that no third party or Prothena Group Company shall have recourse to any such Elan Group Company Guarantee; and

9.2.3.	indemnify Elan (for itself and as trustee for each Elan Group Company) on an after-Tax basis from and against any and all Liabilities and Costs arising in respect of any event or circumstance either before, on or after Completion under or by reason of that Elan Group Company Guarantee (whether as a result of any breach by any Prothena Group Company of its obligations to which such Elan Group Company Guarantee relates or otherwise).

9.3.	Elan shall (with the reasonable cooperation of Prothena) use its commercially reasonable efforts to have any member of the Prothena Group removed as a guarantor of, or an obligor with respect, to any Prothena Group Company Guarantee. In connection therewith, Elan undertakes to Prothena at any time and from time to time on or after Completion to execute and deliver (or procure the execution and delivery by another Elan Group Company) of all such instruments of assumption and acknowledgements or take such other action as Prothena may reasonably request in order to effect the release and discharge in full of each member of the Prothena Group from any Prothena Group Company Guarantee to which it is a party.

9.4.	For so long as and to the extent that any release from a Prothena Group Company Guarantee has not been obtained, Elan shall:

9.4.1.	ensure that no Elan Group Company shall enter into any further commitment or obligation, other than in respect of existing contractual arrangements or pursuant to Applicable Law, which would increase any Prothena Group Company’s actual or contingent liability under any such Prothena Group Company Guarantee or any future guarantee of any Prothena Group Company;

9.4.2.	use its reasonable endeavours to ensure that no third party or Elan Group Company shall have recourse to any such Prothena Group Company Guarantee; and

9.4.3.	indemnify Prothena (for itself and as trustee for each Prothena Group Company) on an after-Tax basis from and against any and all Liabilities and Costs arising in respect of any event or circumstance either before, on or after Completion under or by reason of that Prothena Group Company Guarantee (whether as a result of any breach by any Elan Group Company of its obligations to which such Prothena Group Company Guarantee relates or otherwise).

9.5.	The provisions of Schedule 3 (Provisions Relating to Claims under the Mutual Indemnities) shall apply in relation to the making of any claim under any of the indemnities given under this clause 9.

10.	CONTRACTUAL ARRANGEMENTS

10.1.	With the exception of any Elan Group Company Guarantee in relation to the assignment or sublease of the Lease to a Prothena Group Company, if there are any agreements or contractual arrangements with third parties which had been entered into by any Elan Group Company in relation to matters exclusively affecting the Prothena Business or the business of any Prothena Group Company, or by any Prothena Group Company in relation to matters exclusively affecting the Elan Business or the business of any Elan Group Company, in each case, which are wholly or partly unperformed (with the exception of any Elan Group Company Guarantee in relation to the assignment or sublease of the Lease to a Prothena Group Company) (any such agreement, an Outstanding Agreement), Elan and Prothena shall co-operate and use their best efforts to procure, prior to Completion or, in any event, as promptly as possible after Completion, the entry into of novation agreements or assignments on terms to be agreed with the relevant third party, if necessary, in relation to each of the Outstanding Agreements, and each of Elan and Prothena shall procure that any of its respective Group companies which is party to such Outstanding Agreement, will join in the relevant novation agreement or assignment; provided, however, that (i) in connection with the foregoing, all agreements required to be executed solely between Elan and Prothena shall be executed prior to Completion, and, to the extent possible, all agreements required to be executed between and among Elan, Prothena and one or more third parties shall be executed prior to Completion, and (ii) except to the extent expressly provided in any of the Transaction Agreements or as otherwise agreed between Elan and Prothena, neither Elan nor Prothena shall be obligated to (a) contribute a material amount of capital or pay any material consideration in any form (including providing any letter of credit, guarantee or other financial accommodation) to any Person in order to obtain or make such novation or assignment, or (b) incur any material obligation or grant any material concession for the benefit of any member of the Other Group; and provided further, however, that, such best efforts:

10.1.1.	on the part of the company transferring the Outstanding Agreement (the Transferring Company), shall in no event require the Transferring Company to do more than agreeing (acting reasonably) and entering into the novation agreement or assignment contemplated above, procuring that any relevant Group company does likewise and bearing such Transferring Company’s own Costs and the Costs of any Group company in connection with such novation; and

10.1.2.	on the part of the company assuming the Outstanding Agreement (the Receiving Company), shall in no event require the Receiving Company to do more than paying or performing any accrued liability or obligation which is properly required to be paid or performed as a condition of such novation, agreeing (acting reasonably) and entering into the novation agreement or assignment contemplated above (including giving any new guarantee reasonably required in respect thereof) and procuring that any relevant Group company does likewise and bearing such Receiving Company’s own Costs and the Costs of any Group company and the reasonable Costs of any relevant third party in connection with such novation, assignment and/or guarantee.

10.2.	In relation to each Outstanding Agreement that has not been resolved prior to Completion, pending the entry into of a novation agreement or assignment in respect of such Outstanding Agreement (with the exception of any Elan Group Company Guarantee in relation to the assignment or sublease of the Lease to a Prothena Group Company):

10.2.1.	the Transferring Company shall hold the benefit of such Outstanding Agreement on trust for the Receiving Company absolutely and, in addition, the Transferring Company retaining such Outstanding Agreement shall, insofar as reasonably possible and to the extent permitted by Applicable Law, treat such Outstanding Agreement in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by such Receiving Company, in order to place such Receiving Company in a substantially similar position as if such Outstanding Agreement had been novated, transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Outstanding Agreement, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Outstanding Agreement, as the case may be, and all obligations and Liabilities related thereto, shall inure from and after Completion to such Receiving Company;

10.2.2.	the Transferring Company shall, if so required by the Receiving Company in writing, assign the benefit of the Outstanding Agreement to such Receiving Company insofar as such Transferring Company is permitted to do so pursuant to the Outstanding Agreement or any Third Party Consent required, and, to the extent such Transferring Company is not able so to assign any benefit of any Outstanding Agreement which is a licence of Intellectual Property Rights or know-how under which such Transferring Company is entitled to sub-license to such Receiving Company, such Transferring Company shall, if so required by such Receiving Company in writing, sub-license to such Receiving Company under that Outstanding Agreement to the extent such Transferring Company is able so to do;

10.2.3.	unless and until any assignment or sub-licence pursuant to sub-clause 10.2.2 above has taken place, the Transferring Company shall take such action as the Receiving Company may reasonably require in writing to enforce for the benefit of that company such Outstanding Agreement against the other parties to such Outstanding Agreement or to defend or settle for the benefit of such Receiving Company any action or claim brought or made by any Person entitled to the benefit of such Outstanding Agreement at the cost of the Receiving Party; and

10.2.4.	save as is otherwise specifically provided in this Agreement in relation to Costs, Elan or Prothena as the case may be (being either itself, or the parent of, the Receiving Company) shall pay and indemnify the other (for itself and as trustee for any other Elan Group Company or Prothena Group Company (as applicable)) on an after Tax basis against all claims, demands, actions, Losses, Liabilities and expenses suffered or incurred by the Transferring Company or any Elan Group Company or Prothena Group Company (as applicable) in pursuance of this clause or otherwise in relation to such Outstanding Agreement.

10.3.	If there are any agreements or contractual arrangements with third parties which have been entered into by any Elan Group Company or by any Prothena Group Company in relation to matters which affect both the Elan Business and the Prothena Business, or have been entered into by both an Elan Group Company and by a Prothena Group Company each in respect of its respective business (any such agreement or contractual arrangement, a Group Contract), then Elan and Prothena shall co-operate and use all their best efforts to procure, prior to Completion or, in any event, as promptly as possible after Completion, that such Group Contracts, to the extent reasonable and permitted by Applicable Law and the terms of such Group Contract, (i) are assigned in part to the applicable member(s) of the applicable Group, if so assignable, or are appropriately amended so that each Party or the members of the respective Groups shall be entitled to the rights and benefits of such Group Contract from and after Completion, and shall assume the related portion of any Liabilities from and after Completion, inuring to their respective businesses, in each case, so that such Group Contract represents, as a legal and economic matter, new separate contracts between each of the Elan Group and Prothena Group, on the one hand, and the applicable third party, on the other hand, from and after Completion; or (ii) are terminated as soon as possible and replaced by such separate agreements or contractual arrangements as may be considered necessary or appropriate between such third parties, on the one hand, and the relevant Elan Group Company and Prothena Group Company, on the other hand; provided, that the benefits and burdens of each Group Contract from and after Completion shall be allocated between the Elan Group and Prothena Group pursuant to the terms of this Agreement; provided, however, that, (a) except to the extent expressly provided in any of the Transaction Agreements or as otherwise agreed between Elan and Prothena, neither Elan nor Prothena shall be obligated to contribute a material amount of capital or pay any material consideration in any form (including providing any letter of credit, guarantee or other financial accommodation) to any Person in order to obtain or make such termination and replacement or assignment, or (b) to incur any material obligation or grant any material concession for the benefit of any member of the Other Group; and provided further, however, that, if such assignment or execution of separate contracts is not consummated, Elan and Prothena shall procure, to the maximum extent permitted by Applicable Law and the terms of such Group Contract:

10.3.1.	that appropriate sharing arrangements are entered into between the relevant Elan Group Company and the relevant Prothena Group Company in relation to such agreements or contractual arrangements so as to cause a member of the Elan Group or the Prothena Group, as the case may be, to receive the rights and benefits from and after Completion of that portion of each Group Contract that relates to the Prothena Business or the businesses retained by Elan, as the case may be (in each case, to the extent so related), as if such Group Contract had been assigned as of Completion to a member of the applicable Group pursuant to this clause 10.3, and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by a member of the applicable Group as of Completion pursuant to this clause 10.3 (for the avoidance of doubt, the relevant Elan Group Company and Prothena Group Company shall treat the applicable Group Contract for all purposes as if such Group Contract were two separate contracts); or

10.3.2.	that, if both an Elan Group Company and a Prothena Group Company are already customers under such Group Contract, the supplier under the relevant Group Contract has agreed to treat such Group Contract as if it were two separate agreements until expiry, one with each customer.

10.4.	Notwithstanding anything herein to the contrary, with respect to each Outstanding Agreement and Group Contract, each of Elan and Prothena shall cause its respective Affiliates to treat for all Tax purposes the portion of the benefits and burdens of each Outstanding Agreement and Group Contract inuring to its respective business pursuant to the terms of this Agreement as owned by, and/or Liabilities of, such Party not later than Completion, and shall neither report nor take any Tax position (on a Tax return or otherwise) inconsistent with such treatment, unless required by Applicable Law.

10.5.	Save as is otherwise specifically provided in this Agreement in relation to Costs, each of Elan and Prothena (as the case may

be) shall pay to and indemnify the other (for itself and as trustee for any other Elan Group Company or Prothena Group Company (as applicable)) on an after Tax basis against all claims, demands, actions, Losses, Costs and Liabilities which that other or any Prothena Group Company or Elan Group Company (as the case may be) suffers or incurs in relation to those agreements or contractual arrangements referred to in this clause 10.5 which properly relate to the business of the other or any other Prothena Group Company or Elan Group Company (as the case may be) including, without limitation, those Group Contracts under which both an Elan Group Company and a Prothena Group Company are a customer in circumstances where the relevant supplier seeks to impose Liability on one customer for the goods and/or services supplied by such supplier to, or the default of the other customer under, such Group Contract. Pending the replacement of any such agreements or contractual arrangements by separate agreements or contractual arrangements, the relevant Elan Group Company or Prothena Group Company (as the case may be) shall hold the benefit of such agreements or contractual arrangements on trust for itself (and any other Elan Group Company or any other Prothena Group Company as the case may be) and (except to the extent that such benefit comprises a licence of any Intellectual Property Rights or know-how) for the other (and any other Prothena Group Company or any other Elan Group Company as the case may be) in each case to the relevant extent. The provisions of Schedule 3 (Provisions Relating to Claims under the Mutual Indemnities) shall apply in relation to the making of any claim under any of the indemnities given under this clause 10.5.

11.	TAX

11.1.	The Parties agree that, any claim or potential claim in respect of any Liability relating to Tax shall be determined and calculated solely in accordance with the Tax Matters Agreement.

11.2.	The Parties agree that Elan will, with such assistance from Prothena as Elan may reasonably require, be responsible for claiming relief from stamp duty under section 80 of the Stamp Duties Consolidation Act, 1999 in respect of the transfer of the Transfer Shares.

11.3.	Each of Elan and Prothena will use all reasonable endeavours to make and enforce such arrangements as will enable the conditions for relief from stamp duty under section 80 of the Stamp Duties Consolidation Act, 1999 in respect of the transfer of the Transfer Shares to be fulfilled.

11.4.	For U.S. federal income Tax purposes, this Agreement shall constitute a “plan of reorganization” (as such term is defined in U.S. Treasury Regulation Section 1.368-2(g)) for the Prothena Transfer and the Allotment.

12.	DEALINGS BETWEEN GROUPS

12.1.	Access to books and records and facilities

12.1.1.	Except in the case of an adversarial Action or threatened adversarial Action related to a request hereunder by any member of either the Elan Group or the Prothena Group against any member of the Other Group (which shall be governed by such discovery rules as may be applicable thereto), Each Party (the Providing Party) shall for a period of 8 years from the date hereof (i) give to the other (the Requesting Party) reasonable access during normal business hours (unless otherwise agreed) to, and the right to copy, records and books in hard copy form or (ii) otherwise provide Information, as soon as reasonably practicable after written request, that the Requesting Party reasonably requests, in each case, belonging to, or under the control of, the Providing Party or any of its subsidiaries and the right to question employees of the Providing Party:

(1)	for the purpose of complying with any Applicable Law, Judgement, request of a Governmental Authority, reporting, filing, audit, or litigation obligation, or with its Tax related obligations; or

(2)	to the extent that the Requesting Party has a reasonable requirement for such access or questioning and the Providing Party gives its consent to such access or questioning, such consent not to be unreasonably withheld or delayed, except to the extent such access is restricted by law or the terms of any agreement or is confidential or subject to a claim for legal professional privilege. The Requesting Party shall use any Information received pursuant to this clause 12.1.1 solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clauses 12.1.1(1) and 12.1.1(2) and shall otherwise take reasonable steps to protect such Information. Nothing in this clause 12.1.1 shall be construed as obligating a Party to create Information not already in its possession or control.

12.2.	Provision of Financial Information

12.2.1.	Prothena agrees to provide, or procure the provision of, to Elan (or any Elan Group Company), to the extent necessary, such financial Information as Elan (or any Elan Group Company) may reasonably require and within such timescales as Elan (or any Elan Group Company) may reasonably request in order to prepare its monthly management accounts and its full year audited consolidated accounts for the year ending 31 December 2012. In particular, without limitation to the foregoing, Prothena shall, in accordance with a timetable for the provision of such Information which shall be no more onerous than that previously adopted by Elan (or any Elan Group Company) for prior financial periods, provide or procure the provision to Elan (or any Elan Group Company) of, for the Prothena Business and individually for each relevant Prothena Group Company, the same type of accounting Information, and to the same level of detail and in the same format and manner, as the Prothena Business or the relevant Prothena Group Company has provided to Elan (or any Elan Group Company) prior to the date hereof. Subject as aforesaid, Information shall, if requested by Elan (or any Elan Group Company), be provided in such format as was previously adopted by Elan (or any Elan Group Company). Prothena agrees to provide to Elan (or any Elan Group Company) such additional Information and within such timescale as may be reasonably required by Elan (or any Elan Group Company) in each case subject as provided above.

12.2.2.	Elan agrees to provide, or procure the provision of, to Prothena (or any Prothena Group Company), to the extent necessary, such financial and other Information as Prothena (or any Prothena Group Company) may reasonably require and within such timescales as Prothena (or any Prothena Group Company) may reasonably request in order to prepare its monthly management accounts, and its consolidated accounts for the year ending 31 December 2012. In particular, without limitation to the foregoing, and without prejudice to the Transitional Services Agreement, Elan shall, in accordance with a timetable for the provision of such Information as will enable Prothena to comply with its periodic reporting and disclosure requirements under Applicable Law, provide or procure the provision to Prothena (or any Prothena Group Company) of, for the Prothena Business and individually for each relevant Prothena Group Company, the type of accounting Information, and to the level of detail and in the format and manner, as Prothena reasonably requires to enable such compliance, to the extent such Information is within the possession and Control of Elan or any Elan Group Company rather than held by Prothena or any member of the Prothena Group itself. Such Information shall, if requested by Prothena (or any Prothena Group Company), be provided in such format as was previously adopted by Elan (or any Elan Group Company) in respect of the equivalent Information or such other format as Prothena may reasonably request. Elan agrees to provide to Prothena (or any Prothena Group Company) such additional Information and within such timescale as may be reasonably required by Prothena (or any Prothena Group Company).

12.2.3.	Elan and Prothena agree that they shall consult and co-operate with each other in relation to the finalisation of their respective Group members’ full year audited accounts for the year ending 31 December 2012.

12.2.4.	The Requesting Party shall use any Information received pursuant to this clause 12.2 solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in this clause 12.2 and shall otherwise take reasonable steps to protect such Information.

12.3.	Information Considerations

12.3.1.	In the event that any Party determines that the exchange of any Information pursuant to clause 12.1.1 is reasonably likely to violate any Applicable Law or binding agreement, or waive or jeopardize any attorney-client privilege, or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that the Parties shall take all reasonable measures to permit compliance with clause 12.1.1 in a manner that avoids any such harm or consequence. Elan and Prothena intend that any provision of access to or the furnishing of Information that would otherwise be within the ambit of any legal privilege shall not operate as a waiver of such privilege.

12.3.2.	After Completion, each of Elan and Prothena shall maintain in effect systems and controls reasonably intended to enable the members of the other Group to satisfy their respective known reporting, accounting, disclosure, audit and other obligations.

12.3.3.	Any Information owned by a member of one Group that is provided to a requesting Party pursuant to clause 12.1.1 shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

12.3.4.	To facilitate the possible exchange of Information pursuant to this clause 12 and other provisions of this Agreement from and after Completion, each of the Parties agrees to use all reasonable efforts to retain all Information in accordance with its record and retention policy as in effect immediately prior to Completion or as modified in good faith thereafter.

12.3.5.	No Party shall have any liability to any other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an opinion, estimate or forecast, or that is based on an opinion, estimate or forecast, is found to be inaccurate, in the absence of willful misconduct by the Party providing such Information. No Party shall have any liability to any other Party if any Information is destroyed after all reasonable by such Party to comply with the provisions of clause 12.3.4.

12.4.	Charges

The Requesting Party shall reimburse to the Providing Party such reasonable and documented third party Costs as the Providing Party may incur in relation to the exercise of the rights specified in clause 12.1 and 12.2.

13.	INSURANCE

13.1.	Without prejudice to any entitlement of a Prothena Group Company under existing insurance arrangements in place in respect of the Pre-Demerger Elan Group, Prothena confirms that it will put in place, with effect from Completion (subject to clause 13.3), for the benefit of the Prothena Group, separate arrangements for the insurance required by it and the other Prothena Group Companies, including but not limited to the categories of insurance listed below:

13.1.1.	workers compensation;

13.1.2.	property;

13.1.3.	business interruption;

13.1.4.	travel;

13.1.5.	public liability;

13.1.6.	products liability;

13.1.7.	Clinical Trials;

13.1.8.	directors and officers liability; and

13.1.9.	any other insurance cover deemed prudent by the Prothena Board.

13.2.	The first insurance period in respect of such separate insurance arrangements will be the period from Completion to 31 December 2013.

13.3.	Notwithstanding clause 13.1, all Clinical Trials being conducted by any member of the Pre-Demerger Elan Group, that are ongoing at Completion, shall continue to be covered by the relevant Elan Clinical Trial Insurance Policy which was in place at the commencement of such Clinical Trial, until the conclusion of that Clinical Trial.

14.	CONSENTS

Elan and Prothena shall co-operate and use their best efforts to obtain all Third Party Consents and Governmental Approvals on or prior to Completion and to ensure that the Costs associated with the acquisition of any such Third Party Consents or Governmental Approvals (including, without limitation, any sums paid or payable to third parties in connection therewith) are minimised to the fullest extent practicable; provided, however, that, (i) in connection with the foregoing, all agreements required to be executed solely between Elan and Prothena shall be executed prior to Completion, and, to the extent possible, all agreements required to be executed between and among Elan, Prothena and one or more third parties shall be executed prior to Completion, and (ii) except to the extent expressly provided in any of the Transaction Agreements or as otherwise agreed between Elan and Prothena, neither Elan nor Prothena shall be obligated to (a) contribute a material amount of capital or pay any material consideration in any form (including providing any letter of credit, guarantee or other financial accommodation) to any Person in order to obtain or make such Consent, or (b) incur any material obligation or grant any material concession for the benefit of any member of the Other Group.

14.1.	Both Parties shall use their best efforts to ensure that the terms upon which any Third Party Consents or Governmental Approvals are given are not breached and that such Third Party Consents or Governmental Approvals are not withdrawn whilst still required.

14.2.	Nothing in any of the Transaction Agreements shall be deemed to require the transfer of any assets (an Outstanding Asset) or the assumption of any Liabilities (an Outstanding Liability) which by their terms or operation of Applicable Law cannot be transferred or assumed; provided, however, that the Parties and their respective Subsidiaries shall co-operate and use their best efforts to obtain, prior to Completion and, in any event, as promptly as possible thereafter, any necessary Consents or Governmental Approvals for the transfer of all assets and the assumption of all Liabilities contemplated to be transferred and assumed pursuant to the Transaction Agreements.

14.3.	Other than with respect to Outstanding Agreements, the treatment of which shall solely be subject to clause 10.1 and clause 10.2, in relation to each Outstanding Asset and each Outstanding Liability, pending the assignment or assumption in respect thereof, (i) the Party whose Group retains such Outstanding Asset shall hold the benefit of such Outstanding Asset on trust for the other Party from and after Completion and (ii) the Party whose Group is intended to assume such Outstanding Liability shall pay or reimburse the member of the other Group retaining such Liability (at no net Tax cost to such retaining member) for all amounts paid or incurred in connection with the retention of such Liability to the extent related to such other Party’s business from and after Completion. In addition, the Party whose Group retains such Outstanding Asset or Outstanding Liability shall, insofar as reasonably possible and to the extent permitted by Applicable Law, treat such Outstanding Asset or Outstanding Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to whose Group such Outstanding Asset is to be transferred or by the Party whose Group will assume such Outstanding Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Outstanding Asset or Outstanding Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Outstanding Asset or Outstanding Liability, use, risk of loss, potential for gain, and dominion, control and command over such Outstanding Asset or Outstanding Liability, are to inure from and after Completion to the member or members of the Group entitled to the receipt of such Outstanding Asset or required to assume such Outstanding Liability.

14.4.	Notwithstanding anything herein to the contrary, with respect to each Outstanding Asset and Outstanding Liability, each of Elan and Prothena shall cause its respective Affiliates to treat for all Tax purposes the portion of the benefits and burdens of each Outstanding Asset or Outstanding Liability inuring to its respective business pursuant to the terms of this Agreement as owned by, and/or Liabilities of, such Party not later than Completion, and shall neither report nor take any Tax position (on a Tax return or otherwise) inconsistent with such treatment, unless required by Applicable Law.

15.	EMPLOYEE BENEFITS

15.1.	Healthcare Benefits

The provisions of Schedule 1, Part A (Healthcare Benefits) sets out the separation arrangements proposed in relation to healthcare benefits.

15.2.	Severance Benefits

The provisions of Schedule 1, Part B (Severance Benefits) sets out the separation arrangements proposed in relation to severance benefits.

15.3.	Pension Benefits

The provisions of Schedule 1, Part C of (Pension Benefits) sets out the separation arrangements proposed in relation to the Elan Pension Schemes.

15.4.	Share Plans

The provisions of Schedule 1, Part D (Share Plans) sets out the separation arrangements proposed in relation to the Elan Share Plans.

15.5.	Compensation Arrangements

The provisions of Schedule 1, Part E (Compensation Arrangements) sets out the separation arrangements proposed in relation to compensation arrangements.

16.	TRADE PAYABLES AND ACCRUALS

The Parties agree that the provisions of Schedule 4 shall apply in respect of the Trade Payables and Accruals.

17.	FURTHER ASSURANCE

17.1.	General

17.1.1.	Elan shall use its reasonable endeavours to procure the entering into by the respective parties thereto of such further agreements or documents as shall be necessary to give effect to the Pre-Demerger Restructuring as set out in the Step Plan, if and to the extent that such agreements or documents have not have been entered into prior to the date of this Agreement and are envisaged by the Step Plan as occurring prior to Completion.

17.1.2.	The Parties undertake to co-operate in good faith following Completion to ensure that they and their respective Groups do such acts and things as may reasonably be necessary for the purpose of giving to Elan, Prothena and their respective Groups the full benefit of all relevant provisions of the Transaction Agreements including without limitation by executing and delivering (or procuring the execution or delivery of) all further documents, required by any Applicable Law or otherwise required to vest the full benefit of and register the right, title and interest in, and assisting in obtaining, defending and enforcing, any Intellectual Property Rights transferred pursuant to the Transaction Agreements.

17.1.3.	The Parties shall use all reasonable endeavours following Completion to procure that (and to procure that the members of their respective Groups use all reasonable endeavours to procure that) any necessary third party shall execute such documents and do such acts and things as may reasonably be required for the purpose of giving to Prothena and Elan the full benefit of all relevant provisions of this Agreement.

17.1.4.	Without prejudice to any other provision of this Agreement, except in the case of an adversarial Action or threatened adversarial Action by any Elan Group Company or the Prothena Group against any member of the Other Group, the Parties undertake to use reasonable endeavours following Completion to co-operate, and ensure that their respective Groups co-operate, with each other, and use reasonable endeavours to make available to such other Party the former, current and future directors, officers, employees, other personnel and agents of the members of its respective Group (whether as witnesses or otherwise) in relation to the conduct of any threatened or pending Action, inquiries from Governmental Authorities (including any Tax authority), investigations, audits or other Proceedings of a like nature (an Investigation) where:

(1)	the other Party has reasonably requested such cooperation; and

(2)	co-operating in such manner would not significantly interfere with the business of, or significantly adversely affect any material interest, such Group.

The requesting Party shall bear all Costs and expenses in connection therewith.

17.1.5.	Nothing in this Agreement shall require any Party to act in breach of any provision of the Data Protection Act 1988 (as amended) (the DPA) and each Party shall only be required to fulfil its obligations under this Agreement to the extent permissible under the DPA. Without prejudice to the foregoing, neither Party shall be required to disclose or make available to the other any Information the disclosure or making available of which would or might, in the reasonable opinion of the disclosing Party, cause the disclosing Party to be in breach of any duty of confidentiality (whether arising at common law or by statute) owed to any Person other than the Party requesting disclosure or any of its subsidiaries.

17.2.	Transaction Agreements

17.2.1.	Prothena shall procure the due performance of the obligations of the members of the Prothena Group under the Transaction Agreements to which they are a party.

17.2.2.	Elan shall procure the due performance of the obligations of the members of the Elan Group under the Transaction Agreements to which they are party.

17.3.	Wrong Pocket

17.3.1.	If within 4 years after Completion, it is found that any property, business or other asset (tangible or intangible and including rights pursuant to any Contracts, arrangements and undertakings), which were either used prior to Completion exclusively in the Prothena Business or any of the interests in the Prothena Group Companies (which shall include any assets required to be transferred pursuant to any asset transfer agreement or similar agreement executed following the date hereof between any Elan Group Company, on the one hand, and any Prothena Group Company, on the other hand, any such agreement an Asset Transfer Agreement), are in the ownership of any Elan Group Company, and provided that such finding is notified to Elan by Prothena within 4 years after Completion which it shall be obliged to do, Elan shall transfer or assign or procure that any other Elan Group Company shall transfer or assign its interest in such property, business or asset to Prothena or such other Prothena Group Company as Prothena shall nominate, to the extent practicable, for no consideration and, on such issue of ownership coming or being brought to the attention of Elan or the relevant Elan Group Company, then Elan or such Elan Group Company shall immediately procure that the relevant interest in such property, business or asset is preserved and not exploited pending its transfer or assignment to Prothena or another Prothena Group Company, PROVIDED THAT if the relevant property, business or asset was not used prior to Completion exclusively in the Prothena Business but was also used in part in the Elan Business, then the foregoing provisions shall be modified as appropriate so as to transfer and assign only the relevant part of the property, business or asset to the relevant Prothena Group Company by severance or some other appropriate means, to the extent practicable.

17.3.2.	If within 4 years after Completion, it is found that any property, business or other asset (tangible or intangible and including rights pursuant to any Contracts, arrangements and undertakings), which were either used prior to Completion exclusively in the Elan Business or properly should be regarded as part of the Elan Business or any of the interests in the Elan Group Companies (which shall include any assets required to be transferred pursuant to any Asset Transfer Agreement), are in the ownership of any Prothena Group Company, and provided that such finding is notified to Prothena by Elan within 4 years after Completion which it shall be obliged to do, Prothena shall transfer or assign or procure that any other Prothena Group Company shall transfer or assign its interest in such property, business or asset to Elan or such other Elan Group Company as Elan shall nominate, to the extent practicable, for no consideration and, on such issue of ownership coming or being brought to the attention of Prothena or the relevant Prothena Group Company, then Prothena or such Prothena Group Company shall immediately procure that the relevant interest in such property, business or asset is preserved and not exploited pending its transfer or assignment to Elan or another Elan Group Company, PROVIDED THAT if the relevant property, business or asset was not used prior to Completion exclusively in the Elan Business but was also used in part in the Prothena Business, then the foregoing provisions shall be modified as appropriate so as to transfer only the relevant part of the property, business or asset to the relevant Elan Group Company by severance or some other appropriate means, to the extent practicable.

17.3.3.	For U.S. federal income Tax purposes, any transfer, assignment or procurement pursuant to clause 17.3.1 or clause 17.3.2 shall be treated as occurring immediately prior to the Allotment.

18.	NON SOLICITATION

During the term of the Transitional Services Agreement and for 12 months thereafter, Elan shall not, and shall procure that each Elan Group Company shall not, without the prior written consent of Prothena, directly or indirectly, employ, solicit or contact with a view to his/her employment, any Prothena Employee, provided that the foregoing shall not preclude any Elan Group Company from hiring any such Prothena Employee who (a) initiates discussions with the Elan Group Company regarding such employment without any direct or indirect solicitation by the Elan Group Company, (b) has had his or her employment terminated by Prothena or such of its Affiliates prior to commencement of employment discussions between the Elan Group Company and such Prothena Employee or (c) responds to any general solicitation placed by the Elan Group Company (including, without limitation, any recruitment efforts conducted by any recruitment agency, provided that neither the receiving Party nor any of its Affiliates have directed such recruitment efforts at such person).

18.1.	During the term of the Transitional Services Agreement and for 12 months thereafter, Prothena shall not, and shall procure that each Prothena Group Company shall not, without the prior written consent of Elan, directly or indirectly, employ, solicit or contact with a view to his/her employment, any Elan Employee or any Former Elan Employee.

19.	PAYMENTS

19.1.	Payments due to be made under this Agreement shall, if not paid within 30 Business Days of the due date, carry interest at a rate of 2% above EURIBOR for the period from the date falling 30 Business Days after the due date to the date of actual payment

19.2.	Payments due to be made under this Agreement shall be free and clear of all deductions, withholdings, set-offs, or counterclaims whatsoever, except as may be required by law.

20.	CONFIDENTIALITY

20.1.	For the purposes of this clause 20:

20.1.1.	“Confidential Information” means:

(1)	(in relation to the obligations of Elan under this clause 20) any Information received or held by Elan (or any of its Representatives) where such Information relates to the Prothena Group, including any Information provided to the Elan Group pursuant to clause 12;

(2)	(in relation to the obligations of Prothena under this clause 20) any Information received or held by Prothena (or any of its Representatives) where such Information relates to the Elan Group including any Information provided to the Prothena Group pursuant to clause 12; and

(3)	Information relating to the provisions and subject matter of, and negotiations leading to, the Transaction Agreements and any other document referred to herein, and includes not only written Information but Information transferred or obtained orally, visually, electronically or by any other means;

20.1.2.	“Representatives” means, in relation to a Party, its respective Affiliates and the directors, officers, employees, agents, external legal advisers, accountants, consultants and financial advisers of that Party and/or of its respective Affiliates.

20.1.3.	Each Party undertakes to the other that it shall (and shall procure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose that Confidential Information to any Person except as permitted by this clause 20 or with the prior written approval of the other Party.

20.2.	The confidentiality obligation under clause this clause 20 shall not apply if and to the extent that:

20.2.1.	such disclosure is required by any Applicable Law or by any stock exchange or any Governmental Authority (including, for the avoidance of doubt, any Tax authority) having applicable jurisdiction (provided that, in such circumstances, the disclosing Party shall use its reasonable endeavours to first inform the other of its intention to disclose such Information and take into account the reasonable comments of the other Party unless and to the extent prohibited by any Applicable Law) and limit the disclosure of such Confidential Information to the minimum extent required by such Applicable Law;

20.2.2.	the Confidential Information concerned has come into the public domain other than through its fault (or that of its Representatives) or the fault of any Person to whom such Confidential Information has been disclosed in accordance with this clause 20; or

20.2.3.	the disclosure is required for the purpose of any Proceedings arising out of the Transaction Agreements or any other document referred to herein.

20.3.	Each Party undertakes that it (and its Affiliates) may and shall only disclose Confidential Information to its Representatives if it is reasonably required for the purposes of exercising the rights or performing the obligations under the Transaction Agreements or the other documents referred to herein, or in connection with a matter which that Party has demonstrated falls within clauses 20.3, and, in each case, only if the Representatives are informed of the confidential nature of the Confidential Information.

20.4.	Each Party undertakes not to say anything publicly or make any announcement which is likely to be harmful to the other Party’s (including that Party’s Affiliates) business or reputation or which may reasonably lead any Person to cease to deal with the other Party or its Affiliates on substantially the same terms as those previously offered or at all (except as may be required by any Applicable Law).

20.5.	The provisions of this clause 20 shall survive termination and/or Completion.

21.	SIGNS; USE OF COMPANY NAMES

21.1.	As soon as reasonably practicable after Completion but in any event within six months thereafter, Prothena will, at its own expense, remove any and all exterior signs and other identifiers located on any of its assets, property or premises or on the assets property or premises used by any member of the Prothena Group or its Subsidiaries which refer or pertain to the Elan Marks or which include the Elan Marks.

21.2.	As soon as is reasonably practicable after Completion but in any event within six months thereafter, Prothena will, and will cause each member of the Prothena Group and its Subsidiaries to, remove, at their own expense, from all letterhead, envelopes, invoices and other communications media of any kind, the Elan Marks (except that Prothena shall not be required to take any such action with respect to materials in the possession of customers).

22.	DISPUTE RESOLUTION

The resolution of any disputes arising in relation to this Agreement shall be as follows:

22.1.	By referring the matter in dispute to the Separation Committee in the first instance.

22.2.	If after the expiry of 30 Business Days from such referral the matter remains unresolved, then the matter shall be referred to the CEO of each of Elan and Prothena who shall use all reasonable endeavours to resolve the dispute in accordance with the intentions behind this Agreement.

22.3.	If after the expiry of 30 Business Days from the time the matter in dispute was referred to the CEO of each of Elan and Prothena the matter remains unresolved, the Parties shall follow the dispute resolution procedures set out in this clause.

22.3.1.	Any Party may, by a written notice served on the other Party in accordance with clause 24, request non-binding mediation of the dispute or difference. Unless otherwise agreed in writing between the Parties:-

(1)	the mediator shall be nominated by the Centre for Effective Dispute Resolution (CEDR) in accordance with the rules of CEDR, and the mediation shall be conducted in accordance with the Model Mediation Procedure published by CEDR, in each case being the relevant rules for the time being and from time to time in force;

(2)	the Costs of the mediator shall be borne and discharged as to 50% by Elan and as to the remaining 50% by Prothena, and the Costs of all experts and any other third parties who, at the request of any Party, shall have been instructed in the mediation, shall be for the sole account of, and shall be discharged by, that Party;

(3)	the mediation shall be conducted in Dublin, Ireland, at a venue agreed upon by the Parties and the mediator or, failing such agreement, at a venue selected by the mediator in his discretion; and

(4)	the mediation shall commence not later than 20 Business Days following a request for mediation being made in accordance with the provisions of this clause 22.3.1.

22.3.2.	In the event that:-

(1)	having been so requested, the mediation does not commence within 20 Business Days of the request for mediation; or

(2)	a binding settlement in writing is not reached within a period of 60 Business Days after the delivery of a written request for mediation;

and, in any such case, the dispute or difference referred to in this clause 22 remains unresolved, the Parties (or the relevant one of them) shall then be entitled to bring Proceedings and the provisions of clause 26 shall apply as regards any such unresolved dispute or difference.

23.	ENTIRE AGREEMENT

23.1.	The Transaction Agreements set out the entire agreement and understanding between the Parties in respect of the subject matter of this Agreement. It is agreed that:

23.1.1.	neither Party has entered into this Agreement or any other document referred to in this Agreement in reliance upon any statement, representation, warranty or undertaking of the other Party or any of its Connected Persons which is not expressly set out or referred to in this Agreement or such other document;

23.1.2.	neither Party shall have any claim or remedy in respect of misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement) or untrue statement made by the other Party or any of its Connected Persons;

23.1.3.	save as expressly set out in this Agreement or in any other agreement or document referred to in this Agreement, neither Party shall owe any duty of care, nor have any Liability in tort or otherwise, to the other Party; and

23.1.4.	this clause shall not exclude any Liability for, or remedy in respect of, fraudulent misrepresentation by a Party or any of its Connected Persons.

23.2.	The agreements and undertakings in this clause 23 are given by each Party on its own behalf and as agent for each of its Connected Persons. Each Party acknowledges that the other Party gives such agreements and undertakings as such agent with the full knowledge and authority of each of its respective Connected Persons. In this clause 23, “Connected Person” means, in each case, to the extent that they are involved on behalf of a Party, (i) a Party’s officers, employees, group undertakings, agents and advisers, (ii) officers, employees, agents and advisers of a Party’s group undertaking; and (iii) officers, employees and partners of any such agent or adviser or of any group undertaking of such an agent or adviser.

24.	NOTICES

24.1.	Any notice or other communication to be given by one Party to the other under, or in connection with, this Agreement shall be in writing and signed by or on behalf of the Party giving it. It shall be served by sending it by fax to the number set out in clause 24.2 or delivering it by hand, or sending it by pre-paid recorded delivery, or registered post, to the address set out in clause 24.2 and in each case marked for the attention of the relevant Party set out in clause 24.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 24. Any notice so served by hand, fax or post shall be deemed to have been duly given:

24.1.1.	in the case of delivery by hand, when delivered;

24.1.2.	in the case of fax, at the time of transmission; and

24.1.3.	in the case of prepaid recorded delivery, or registered post, at 10.00 am. on the second Business Day following the date of posting,

PROVIDED THAT in each case where delivery by hand or by fax occurs after 6.00 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9.00 a.m. on the next following Business Day.

24.2.	The addresses and fax numbers of the Parties for the purpose of clause 24.1 are as follows:

(1)	Elan:

Elan Corporation plc

Treasury Building

Lower Grand Canal Street

Dublin 2

Ireland

Tel.: +353 1 709 4000

Fax: +353 1 709 4713

Attention: William F. Daniel, Company Secretary

with a copy to (which shall not constitute notice):

A&L Goodbody

International Financial Services Centre

North Wall Quay

Dublin 1

Tel.: +353 1 649 2000

Fax: +353 1 649 2649

Attention: John Given/Darragh O’Dea

and

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

USA

Tel.: +1 212 504 6000

Fax: + 212 504 6666

Attention: Christopher T. Cox

(2)	Prothena:

Prothena Corporation plc

650 Gateway Boulevard

South San Francisco

CA 94080

U.S.A.

Tel.: +1 650-837-8550

Fax: + 2 650-837-8560

Attention: Dale Schenk, CEO

with a copy to (which shall not constitute notice):

Prothena Corporation plc

25-28 North Wall Quay

Dublin 1

Ireland

Tel.: +353 1 649 2000

Fax: +353 1 649 2649

Attention: John Given

24.3.	A Party may notify the other Party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of this clause 24 provided that such note shall only be effective on:

24.3.1.	the date specified in the notice as the date on which the change is to take place; or

24.3.2.	if no date is specified or the date specified is less than 5 Business Days after the date on which notice is given, the date falling 5 Business Days after notice of any change has been given.

25.	ANNOUNCEMENTS

Prior to Completion, the Parties shall consult together as to the terms of, the timetable for, and manner of publication of, any announcement to shareholders, option holders, employees, customers and suppliers or to a Regulatory Information Service or any other authorities or to the media or otherwise which either may desire or be obliged to make regarding this Agreement or the consummation of the Demerger.

26.	GOVERNING LAW AND JURISDICTION

26.1.	This Agreement is governed by and shall be construed in accordance with the laws of Ireland.

26.2.	The courts of Ireland are to have exclusive jurisdiction to settle any dispute, whether contractual or non-contractual, arising out of or in connection with this Agreement. Any proceeding, suit or action arising out of or in connection with this Agreement or the negotiation, existence, validity or enforceability of this Agreement (Proceedings) shall be brought only in the courts of Ireland.

26.3.	Each Party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings in the courts of Ireland. Each Party also agrees that a Judgment against it in Proceedings brought in shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

26.4.	Each Party irrevocably submits and agrees to submit to the jurisdiction of the courts of Ireland.

27.	MISCELLANEOUS

27.1.	Assignment

Save as expressly set out herein, neither of the Parties may assign any of its rights or obligations under this Agreement in whole or in part without the prior written approval of the other.

27.2.	No waiver

No waiver by a Party of a failure or failures by the other Party to perform any provision of this Agreement shall operate or be construed as a waiver in respect of any other or further failure whether of a like or different character.

27.3.	Amendment

Except where specifically provided, this Agreement may be amended only by an instrument in writing signed by duly authorised representatives of each of the Parties.

27.4.	No partnership or agency

Nothing in this Agreement (or in any of the arrangements contemplated hereby) shall be deemed to constitute a partnership between the Parties or any of them, nor constitute any Party the agent of any other Party for any purpose.

27.5.	Severability

All the terms and provisions of this Agreement are distinct and severable, and if any term or provision is held or declared to be unenforceable, illegal or void in whole or in part by any court, regulatory authority or other competent authority it will, to that extent only, be deemed not to form part of this Agreement, and the enforceability, legality and validity of the remainder of this Agreement will not in any event be affected. The Parties shall then use all reasonable endeavours to agree to replace the unenforceable, illegal or void term or provision with a term or provision which is legal and enforceable and which has an effect that is as near as possible to the intended effect of the term or provision to be replaced.

27.6.	Survival

This Agreement (other than any obligations which have already been fully performed) remains in full force and effect following Completion.

27.7.	Remedies Cumulative

The provisions of this Agreement and the rights and remedies of the Parties are independent, cumulative and are without prejudice and in addition to any other rights or remedies which a Party may have whether arising under common law, equity, statute, custom or otherwise. The exercise by a Party of any one right or remedy under this Agreement, under statute, at law or in equity will not (unless expressly provided in this Agreement, under statute, at law or in equity) operate so as to hinder or prevent the exercise by that Party of any other right or remedy.

27.8.	Costs

Unless otherwise set forth in the Transaction Agreements, each Party to this Agreement will pay its own Costs and expenses of and incidental to the Transaction Agreements and the Demerger.

27.9.	Termination

27.9.1.	Notwithstanding any other provision of this Agreement, Elan may in its absolute discretion by notice in writing to Prothena at any time prior to Completion, terminate this Agreement whereupon no Party shall have any claim against any other Party hereto for compensation, Costs, damages or otherwise and this Agreement shall be of no further force or effect

27.9.2.	No Party hereto shall be entitled to rescind or terminate any part of this Agreement after Completion for any reason whatsoever and the rights and obligations of the Parties hereunder shall continue notwithstanding Completion.

27.10.	Counterparts

This Agreement may be entered into by any number of counterparts and by the Parties to it on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same instrument.

27.11.	Business Opportunities

Neither Prothena nor Elan nor their respective Affiliates have any duty to refrain from engaging in similar activities or lines of business, or doing business with suppliers or customers of the other Party, and neither Party will have any duty to communicate or offer any business opportunities to the other.

Schedule 1

EMPLOYEE BENEFITS

Part A

HEALTHCARE BENEFITS

1.	The Prothena Employees have been eligible to participate in the employee welfare plan operated by Elan, which is intended to qualify as an accident and health plan under Sections 105 and 106 of the IRC and as a plan providing group-term life insurance coverage for a death benefit, as described in Sections 79 and 101 of the IRC (the Elan Welfare Plan). For one year following Completion, Prothena will endeavour to maintain a welfare plan substantially similar to the Elan Welfare Plan, which may include:

1.1.	medical benefits, dental benefits and vision benefits, the cost of which shall be shared by Prothena and participating employees, with the employee portion payable under a “cafeteria”-style arrangement, as described in Section 125 of the IRC;

1.2.	basic life insurance benefits, accidental death and dismemberment (AD&D) benefits, short-term disability benefits, long-term disability benefits, employee assistance programme (EAP) benefits and business travel accident benefits, the cost of which shall be paid by Prothena;

1.3.	additional life insurance benefits and dependent life insurance benefits, the cost of which shall be paid by participating employees;

1.4.	a health flexible spending account and a dependent care flexible spending account to be funded by participating employee contributions under a “cafeteria”-style arrangement, as described in Section 125 of the IRC; and

1.5.	a transportation spending account to be funded by participating employee contributions, as described in Section 132(f) of the IRC.

2.	Certain benefits provided to the Prothena Employees under the Elan Welfare Plan are insured. For one year following Completion, Prothena will endeavour to offer the following insured benefits for its eligible employees: medical benefits, dental benefits, vision benefits, basic life insurance benefits, additional life insurance benefits, dependent life insurance benefits, AD&D benefits, short-term disability benefits, long-term disability benefits, EAP benefits and business travel accident benefits.

Schedule 1

Part B

SEVERANCE BENEFITS

1.	Prothena Employees have been eligible to participate in the Elan Severance Plan, which provides severance benefits upon certain involuntary terminations prior to a change in control of Elan and enhanced severance benefits upon an involuntary termination upon, or within two years following, a change in control of Elan. The level of severance benefits for which a participant is eligible depends on the participant’s band level and years of service. Prothena Employees will not receive severance benefits in connection with the Demerger. For the avoidance of doubt, Completion will not be deemed a change in control of Elan.

2.	Following Completion and through calendar year 2013, in the event of an involuntary termination, it is envisaged that Prothena Employees will receive severance pay and benefits substantially equivalent in the aggregate to what they would have received under the Elan Severance Plan.

3.	From 2014, it is expected that the Prothena severance plan will be conformed to market practice for publicly traded biotechnology companies of a similar size.

4.	Following Completion, Elan shall have no liability or obligation for the severance of Prothena Employees, nor for any difference with what a Prothena employee (or former Prothena employee) would have received under the Elan Severance Plan. Prothena hereby indemnifies Elan against all claims from Prothena Employees or former Prothena Employees who have received, will receive, or claim they are due to receive, severance packages from Prothena.

Schedule 1

Part C

PENSION BENEFITS

1.	401(k) Savings Plan

1.1.	Prothena Employees have been eligible to participate in the Elan Pharmaceuticals 401(k) Savings (the Elan 401(k) Plan), a Tax-qualified retirement plan under IRC Sections 401(a) and 401(k). Following Completion, Prothena will maintain a defined contribution plan with an elective deferral feature and provide a discretionary matching contribution to eligible employees who contribute to the plan (the Prothena 401(k) Plan).

1.2.	Following Completion, if the Prothena Employees’ account balances in the Elan 401(k) Plan are not transferred from the Elan 401(k) Plan into corresponding accounts under the Prothena 401(k) Plan in a plan-to-plan transfer, Prothena Employees may “roll over” their accounts from the Elan 401(k) Plan into accounts under the Prothena 401(k) Plan

2.	Deferred Compensation Plan

Certain executive level Prothena Employees have been eligible to participate in the Elan Pharmaceuticals Deferred Compensation Plan (the “DCP”), a non-qualified account balance Tax deferral plan. Relevant Prothena Employees will receive distributions of their accounts in accordance with the terms of the DCP. It is expected that Prothena will not maintain a deferred compensation plan for its executives.

3.	Prothena Employees

From Completion, Elan will have no obligations to Prothena Employees with respect to Prothena’s pension arrangements. Prothena hereby indemnifies Elan against all claims from Prothena Employees or former Prothena Employees with respect to Prothena’s pension arrangements.

Schedule 1

Part D

SHARE PLANS

1.	Effect of Completion on Outstanding Equity Awards

Certain Prothena Employees hold stock options to purchase Elan ordinary shares or Elan ADSs and restricted stock units (RSUs) representing a right to receive Elan ordinary shares or Elan ADSs upon settlement. With respect to Elan options and RSUs held by a majority of Prothena Employees, effective as of Completion:

•

unvested Elan options and RSUs that would otherwise have vested within twelve months following the effective date of Completion will vest immediately upon Completion, with the RSUs (which by their terms are settled upon vesting) settled in Elan ordinary shares or Elan ADSs in accordance with their terms;

•	other unvested Elan options and RSUs will be forfeited; and

•

all vested Elan options (including options the vesting of which were accelerated as described above) will be required to be exercised for Elan ordinary shares or Elan ADSs within twelve months of the effective date of Completion, or will be forfeited.

However, for Prothena Employees who are age 55 or over with at least five years of service, unvested Elan options and RSUs will become fully vested and exercisable upon Completion, with the RSUs (which, by their terms, are settled upon vesting) settled in Elan ordinary shares or Elan ADSs in accordance with their terms and Elan options being exercisable for one year following Completion. Similarly, unvested Elan options and RSUs held by certain Prothena Employees who were executive level employees of Elan in April 2007, will become fully vested and exercisable upon Completion, with Elan options being exercisable for two years following Completion, and with the RSUs (which, by their terms, are settled upon vesting) settled in Elan ordinary shares or Elan ADSs in accordance with their terms.

2.	Long Term Incentive Plan

The Elan Share Plans include the Elan 2006 Long Term Incentive Plan and the Elan 2012 Long Term Incentive Plan (the Elan LTIPs). The Elan LTIPs are omnibus plans that provide for the award of stock options, stock appreciation rights, RSUs, performance units, dividend equivalents and other share-based awards to certain service providers of Elan, including employees, consultants and non-employee directors. The Elan LTIPs do not specify vesting or exercisability schedules. Rather, any applicable vesting or exercisability schedule is set forth in the individual award agreement approved by Elan’s Leadership, Development and Compensation Committee.

It is expected that Prothena will adopt a long term incentive plan similar to the Elan LTIPs. The total number of Prothena ordinary shares that will be available for issuance under the Prothena long term incentive plan is expected to be approximately 15% of the outstanding Prothena shares as of Completion and it is expected that initial awards will be in the form of stock options only.

3.	Prothena Employees

From Completion, Elan will have no obligations to Prothena Employees with respect to Prothena’s share incentive plans. Prothena hereby indemnifies Elan against all claims from Prothena Employees or former Prothena Employees with respect to Prothena’s share incentive plans.

4.	Elan options and RSUs

The Leadership Development and Compensation Committee of the Elan Board may make such adjustments as it deems appropriate and in such manner as it may deem equitable to awards made under the Elan Share Plans, in the event that the market value of Elan Shares immediately prior to Completion is higher than the market value of Elan Shares immediately after Completion. Any such adjustments will be applied equally to all outstanding Elan awards (including, for the avoidance of doubt, options to purchase Elan Shares held by Prothena Employees that have vested or will vest upon Completion) and shall be strictly in accordance with the terms of the applicable Elan Share Plan.

Schedule 1

Part E

COMPENSATION ARRANGEMENTS

1.	Base Salary

1.1.	Accrued base salaries for Prothena Employees at Completion will be settled by Elan directly with the Prothena Employees on the Payment Date.

1.2.	From Completion, base salaries for Prothena Employees will be conformed to market practice for publicly traded biotechnology companies of a similar size.

2.	Annual Incentive Compensation

2.1.	Elan maintains an annual incentive plan for its employees. At the beginning of each year, the LDCC sets a maximum pool, target and maximum awards, and objective performance goals, while Elan’s Chief Executive Officer sets objective department goals and department managers set individual performance goals. After the end of the year, the LDCC reviews the results and establishes the actual overall bonus pool, not in excess of the maximum. Individuals receive varying awards based on their individual performance and target awards (and LDCC discretion).

2.2.	Following Completion, Prothena will establish a similar plan with goals based upon its business plan and individual responsibilities for Prothena Employees.

2.3.	For calendar year 2012, Elan will determine the bonus pool for Prothena Employees, and if Completion occurs prior to Elan’s bonus payout date in 2013, Elan will contribute an equivalent cash amount to Prothena to pay bonuses to Prothena Employees, on the Payment Date (subject to clause 1.2 of Schedule 4, Part 1) (Elan’s Bonus Contribution Amount).

3.	Prothena Employees

3.1.	From Completion, except in relation to Elan’s commitments under clauses 1.1 and 2.3 of this Schedule 1, Part D, Elan shall have no obligations to Prothena or the Prothena Employees with respect to the Prothena compensation arrangements.

3.2.	Prothena hereby indemnifies Elan against all claims from Prothena Employees or former Prothena Employees with respect to Prothena’s compensation obligations (except in relation to Elan’s obligations to Prothena in under clauses 1.1 and 2.3 above).

Schedule 2

Mutual Indemnities

1.	Elan Business Liabilities

For the purposes of this Schedule 2 (Mutual Indemnities) the following are “Elan Business Liabilities”;

Any and all Liabilities arising out of, relating to or associated with the Elan Business which are not Prothena Business Liabilities.

2.	Prothena Business Liabilities

For the purposes of this Schedule 2 (Mutual Indemnities) the following are “Prothena Business Liabilities”;

Any and all Liabilities (i) arising out of, relating to or associated with the Prothena Business whether or not in the ordinary course of business, in each case whether matured or unmatured, liquidated or unliquidated, fixed, known or unknown, and whether arising out of circumstances existing prior to, on, subject to or following Completion and regardless of where or against whom such obligations, Liabilities and expenses are asserted or determined or whether asserted or determined prior to, on or subsequent to Completion but excluding any obligation, claim, liability or expense which has been met, settled or paid on or before Completion, (ii) any and all Liabilities to the extent arising out of or relating to any business conducted by any member of the Prothena Group at any time after Completion, (iii) any and all Liabilities that are expressly listed, scheduled or otherwise clearly described in any Transaction Agreement as Liabilities to be assumed by Prothena or any member of the Prothena Group; and (iv) all obligations of the Prothena Group under or pursuant to any Transaction Agreement or any other instrument entered into in connection herewith or therewith.

3.	Elan hereby covenants and undertakes to indemnify and keep indemnified each Prothena Group Company, each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (the Prothena Indemnitees) on an after Tax basis from and against any and all Liabilities suffered by the Prothena Indemnitees, relating to, arising out of, or resulting from, directly or indirectly, any of the following (without duplication):

3.1.	the Elan Business Liabilities;

3.2.	the Elan Business;

3.3.	any breach by Elan or any Elan Group Company of any provision of any Transaction Agreement unless such Transaction Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder;

3.4.	with respect to statements or omissions made or occurring after Completion, any misstatement or alleged misstatement of a material fact contained in any document filed with the SEC by any member of the Prothena Group, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only (A) to the extent caused by any misstatement or omission or alleged misstatement or omission in any Information that is furnished in writing to any member of the Prothena Group by any member of the Elan Group after Completion, (B) if such member of the Elan Group has been informed in writing in advance that such Information will be used in such filing and (C) if the Information used by a member of the Prothena Group in any such filing is not materially different to the Information furnished by a member of the Elan Group; and

3.5.	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all Information contained in the Form 10 or the Information Statement; provided, however, that the indemnity provided in this clause shall only apply to the extent arising out of any untrue statement or omission or alleged untrue statement or omission contained in any Information furnished in writing to any member of the Prothena Group by any member of the Elan Group expressly for use in such filing.

3.6.	the Proceedings involving the Pre-Demerger Elan Group and the Alzheimer’s Institute of America, that was previously dismissed with prejudice and is currently being appealed by the Alzheimer’s Institute of America.

4.	Prothena hereby covenants and undertakes to indemnify and keep indemnified each Elan Group Company, each of their respective current, former and future directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (the Elan Indemnitees) on an after Tax basis from and against any and all Liabilities suffered by the Elan Indemnitees, relating to, arising out of, or resulting from, directly or indirectly, any of the following (without duplication):

4.1.	the Prothena Business Liabilities;

4.2.	the Prothena Business;

4.3.	any breach by Prothena or any member of the Prothena Group of any provision of any Transaction Agreement unless such Transaction Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder;

4.4.	with respect to statements or omissions made or occurring after Completion, any misstatement or alleged misstatement of a material fact contained in any document filed with the SEC by any member of the Elan Group, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case to the extent, but only (A) to the extent caused by any misstatement or omission or alleged misstatement or omission in any Information that is furnished in writing to any member of the Elan Group by any member of the Prothena Group after Completion, (B) if such member of the Prothena Group has been informed in writing in advance that such Information will be used in such filing and (C) if the Information used by a member of the Elan Group in any such filing is not materially different to the Information furnished by a member of the Prothena Group; and

4.5.	any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all Information contained in the Form 10 or the Information Statement; provided, however, that the indemnity provided in this clause shall not apply to the extent arising out of any untrue statement or omission or alleged untrue statement or omission contained in any Information furnished in writing to any member of the Prothena Group by any member of the Elan Group expressly for use in such filing.

Schedule 3

Provisions Relating to Claims

Under the Mutual Indemnities

It is agreed between the Parties that if any Party (and any of its subsidiary undertakings and their respective officers and employees) to this Agreement (an Indemnified Party) shall give notice to another such Party (the Indemnifying Party) of any claim against the Indemnifying Party under the Mutual Indemnities or any Indemnified Party becomes aware of any claim against it or any other fact, matter or circumstance which, if substantiated, will or might give rise to a claim against the Indemnifying Party under the Mutual Indemnities, then the following provisions of this Schedule 3 shall apply:

1.	The Indemnified Party shall as soon as reasonably practicable give notice and available details thereof to the Indemnifying Party and shall consult with the Indemnifying Party with respect thereto. If any Indemnified Party fails to give notice promptly as required, any claim by the Indemnified Party hereunder shall be reduced to the extent (and only to the extent) that such failure can be shown to have increased the liability of the Indemnifying Party to the Indemnified Party or to any other Person.

2.	Any notice given by an Indemnified Party pursuant to clause 1 shall be in writing and shall specify in reasonable detail:

2.1.	the basis upon which it is considered there is an entitlement to indemnification;

2.2.	the members of the Indemnified Party’s Group considered to have suffered or incurred Losses;

2.3.	the identity of any third parties involved; and

2.4.	insofar as it is reasonably practicable to determine the same (but without prejudice to the final determination of the amount to be indemnified in respect thereof), an estimate of the monetary amount of the Losses which the Indemnified Party reasonably expects to be suffered or incurred by such Indemnified Party or any member of its Group and in respect of which it is considered such Indemnified Party is or will be entitled to indemnification.

3.	Elan and Prothena shall endeavour to agree within 30 Business Days of receipt of a notice pursuant to clause 1:

3.1.	the basis upon which there is or may be an entitlement to indemnification; and

3.2.	to the extent practicable the quantification or the basis of quantification of the indemnification in respect of Losses identified in the notice referred to in clauses 1 and 2,

and if they cannot so agree any entitlement to indemnification shall be determined pursuant to clause 26.

4.	Notwithstanding the provisions of this Schedule 3, the Indemnified Party shall provide and shall procure that each of its subsidiary undertakings shall provide to the Indemnifying Party and its professional advisers and agents reasonable access to premises and personnel and to any relevant documents and records within its possession or Control (with the right to copy the same at the Indemnifying Party’s own expense) save for any documents or records which are the subject of legal or professional privilege for the purpose of investigating such claim or potential claim or enabling the Indemnifying Party to remedy or avert such breach or matter or to avoid, dispute, resist, appeal, compromise, defend, mitigate or determine the amount of any such claim subject to the Indemnifying Party procuring that it and its professional advisers and agents keep such Information confidential (save for the purposes of, and to the extent necessary for, defending or contesting the matter which is the subject of the relevant indemnity claim).

5.

The Indemnified Party shall and shall procure that each of its subsidiary undertakings shall take such action as the Indemnifying Party may reasonably request to allow the Indemnifying Party the opportunity to remedy or avert such breach or matter or to avoid, dispute, resist, appeal, compromise, defend or mitigate any claim which would or might give rise to a claim against the Indemnifying Party under the relevant Mutual Indemnities or any matter which would or might give rise to such a claim or matter and shall, in connection with any Proceedings related to any such claim or matter, use professional advisers nominated by the Indemnifying Party in relation thereto or, if the Indemnifying Party so requests, allow the Indemnifying Party the exclusive conduct thereof, in each case on the basis that the Indemnified Party shall be fully indemnified by the Indemnifying Party on an after Tax basis for all Liabilities, obligations and Costs reasonably incurred as a result of any such request by the Indemnifying Party and on the basis that the Indemnifying Party shall keep the Indemnified Party reasonably informed on matters relating to the Proceedings.

6.	The Indemnified Party shall not and shall procure that none of its subsidiary undertakings shall make an admission of liability, agreement, compromise or settle any claim or matter which would or might give rise to a claim against the Indemnifying Party under the Mutual Indemnities without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

7.	Elan and Prothena may enter into agreements or other arrangements providing for the set-off of payments due to be made by way of indemnification by both Elan and Prothena. The obligations of either Party in respect of any particular Losses indemnified under the Mutual Indemnities shall be deemed to have been fully discharged where the amount agreed by the Parties to be payable in respect of such Loss is paid or taken into account in arriving at any net amount payable by or on behalf of one to the other. For the purpose of this clause 7, the amount payable in respect of a Loss under the Mutual Indemnities shall be taken to be agreed if it has been determined in accordance with the provisions of clause 26.

8.	Without prejudice to the provisions of any applicable insurance policies, Elan and Prothena shall each take all reasonable steps to mitigate any Losses of any of the members of their respective Group which might give rise to a claim to be entitled to indemnification under the Mutual Indemnities.

9.	Without prejudice to any recourse which either Party may have against any member of the Other Group (including without limitation any entitlement it may have to be indemnified under the Mutual Indemnities, each of the Parties hereby waives any claim (arising before Completion) which it may have against any employee or former employee who is or was employed by any member of the Other Group or who is or was employed by a body corporate which is not a member of the Other Group but who is or was employed in the conduct of the Elan Business or the Prothena Business (as applicable) arising out of their employment save insofar as such claim relates to allegations of fraud on the part of such employee or former employee and save in the context of a claim by or on behalf of that employee against that Party (or a member of that Party’s Group) or the trustees or managers of a retirement benefits scheme of that Party (or of a member of that Party’s Group).

10.	Limitations on Liability

Except as may expressly be set forth in this Agreement, none of Elan, Prothena, or any other member of either Group shall in any event have any Liability to the Other Group or to any other member of the Other Group, or to any other Indemnified Party, as applicable, under this Agreement (a) to the extent that any such Liability resulted from any wilful violation of Applicable Law or fraud by the Indemnified Party or (b) for any indirect, punitive or consequential, incidental or special damages or lost profits (except to the extent such indirect, punitive or consequential, incidental or special damages or lost profits are awarded and recovered from an Indemnified Party by any third party pursuant to a third party claim). Notwithstanding the foregoing, the provisions of this clause 10 shall not limit an Indemnifying Party’s indemnification obligations with respect to any Liability that any Indemnified Party may have to any third party not affiliated with any member of the Elan Group or the Prothena Group.

10.1.	Tax

Any amount which is to be paid to an Indemnified Party pursuant to the Mutual Indemnities under this Schedule 3 shall be calculated on an after Tax basis.

10.2.	Insured Claims

10.2.1.

This sub-clause 10.2.1 applies notwithstanding any other provisions of this Agreement (but is subject to sub-paragraph 10.2.2 below). It applies where any Indemnified Party or any member of such Indemnified Party’s Group has insurance cover in respect of any Losses it may suffer or incur. Where this is the case, the Mutual Indemnities shall apply only to the extent that the Losses so suffered or incurred exceed, and shall not include, the amount which the relevant Indemnified Party or any member of such Indemnified Party’s Group is entitled to recover from the relevant insurer or insurers. However, notwithstanding the foregoing provisions of this sub-paragraph 10.2.1, any Losses recovered or recoverable from the relevant insurer or insurers shall count towards the calculation of the amounts referred to in sub-clause 10.2.2.

10.2.2.	Notwithstanding sub-paragraph 10.2.1, if the relevant Indemnified Party or any member of such Indemnified Party’s Group has not actually received from the relevant insurer or insurers, the full amount of its Losses, or such part thereof as is within the limits of the relevant insurances, within 12 months of the Insurance Date, the Mutual Indemnities will extend to cover indemnification in respect of the Losses in question or such part thereof as is within the limits of the relevant insurances. Such extension of the Mutual Indemnities is conditional on that Indemnified Party, at the option of the Indemnifying Party, either (i) diligently undertaking and pursuing Proceedings against the relevant insurer or insurers at the direction (provided it is reasonably given) of the Indemnifying Party and accounting to the Indemnifying Party for the net amount recovered, after deducting reasonable Costs of recovery, or (ii) assigning or causing there to be assigned to the Indemnifying Party all the rights and claims against the relevant insurer or insurers of the Indemnified Party and the members of its Group.

10.2.3.	An insurer that would otherwise be obligated to defend or make payment in response to any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “windfall” (i.e., a benefit it would not be entitled to receive in the absence of the indemnification provisions of this Agreement) by virtue of the indemnification provisions hereof.

10.2.4.	In this sub-clause 10.2.2, “Insurance Date” means the later of (i) the giving of a claims notice relating to the relevant Losses and (ii) the final calculation of the amount of the relevant Losses or part thereof and (iii) the date of payment to a third Party by an Indemnified Party.

11.	Recovery from Third Parties

11.1.	Without prejudice to the provisions of sub-paragraphs 11.1.2 and 11.1.3, but subject to sub-paragraphs 11.1.4 and 11.1.5 of this clause 11, where an Indemnified Party has, or in the reasonable opinion of the Indemnifying Party may have, any claim against any third party in relation to any matter in respect of which it is or may be entitled to indemnification under the Mutual lndemnities, such Indemnified Party agrees, at the option of the Indemnifying Party, either:

11.1.1.	to assign to the Indemnifying Party the conduct of such claim; or

11.1.2.

(1)	to take all reasonable steps to enforce such claim against such third party; and

(2)	to reimburse to the Indemnifying Party the net amount, after deducting Costs of recovery, recovered from such third party in respect of such claim to the extent that such Indemnifying Party has paid an amount in relation to such indemnity to such Indemnified Party in respect of the matters the subject of such claim.

No Indemnifying Party shall consent to entry of any Judgment or enter into any settlement of any claim or assessment of a third party without the consent of the applicable Indemnified Party; provided, however, that such Indemnified Party shall be required to consent to such entry of Judgment or to such settlement that the Indemnifying Party may recommend if the Judgment or settlement (A) contains no finding or admission of any violation of Applicable Law or any violation of the rights of any Person, (B) involves only monetary relief which the Indemnifying Party has agreed to pay and could not reasonably be expected to have a significant adverse impact (financial or non-financial) on the Indemnified Party, including a significant adverse impact on the rights, obligations, operations, standing or reputation of the Indemnified Party (or any of its Subsidiaries or Affiliates), and (C) includes a full and unconditional release of the Indemnified Party.

11.1.3.	The Costs of the Indemnified Party incurred in enforcing any claim against any third party as is referred to in sub-clause 11.1.1 shall form a part of the entitlement to be indemnified.

11.1.4.	In the event the third party claim is assumed by the Indemnifying Party, the applicable Indemnified Party shall have the right to employ separate counsel and to participate in (but not Control) the defence, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnified Party. Notwithstanding the foregoing, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party (A) for any period during which the Indemnifying Party has not assumed the defence of such third party claim (other than during any period in which the Indemnified Party shall have failed to give notice of the third party claim in accordance with Section 1 or (B) to the extent that such engagement of counsel is as a result of a conflict of interest, as reasonably determined by the Indemnified Party acting in good faith.

11.2.	Third Party Claims

11.2.1.	If an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) that is not a member of the Elan Group or a member of the Prothena Group of any claim (including environmental claims and demands or requests for investigation or remediation of contamination) or of the commencement by any such Person of any Action with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to this Agreement or any Ancillary Agreement (collectively, a “Third-Party Claim”), such Indemnified Party shall give such Indemnifying Party written notice thereof as soon as promptly practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail and contain any written correspondence received from the third party that relates to the Third-Party Claim. Notwithstanding the foregoing, the failure of any Indemnified Party to give notice as provided in this clause 11.2.1 shall not relieve the related Indemnifying Party of its obligations under Schedule 2 or this Schedule 3, except to the extent that such Indemnifying Party is prejudiced by such failure to give notice.

11.2.2.	With respect to any Third-Party Claim:

(1)	Within 30 days after the receipt of notice from an Indemnified Party in accordance with clause 11.2.1, an Indemnifying Party may notify the Indemnified Party that it elects to conduct and control the defence of such Third-Party Claim, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, provided that the Indemnifying Party shall agree prior to such assumption to reimburse the Indemnified Party to the extent required under Schedules 2 and 3 for the full amount of any Losses resulting from such Third-Party Claim. In the event the Indemnifying Party elects to assume control of the defence of the Third-Party Claim, the applicable Indemnified Party shall, at its own expense, have the right to employ separate counsel reasonably acceptable to the Indemnifying Party and to monitor (but not control) the defence, compromise, or settlement thereof, and the Indemnifying Party shall provide the Indemnified Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request. If the Indemnifying Party gives the foregoing notice that it elects to conduct and control the defence of such Third-Party Claim, the Indemnifying Party shall have the right, at its sole expense, to undertake, conduct and control, through counsel reasonably acceptable to the Indemnified Party, the conduct and settlement of such Third-Party Claim, and the Indemnified Party shall co-operate with the Indemnifying Party in connection therewith. Notwithstanding the foregoing, the Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party (A) for any period during which the Indemnifying Party has not assumed the defence of such Third-Party Claim (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim in accordance with clause 11.2.1) or (B) to the extent that such engagement of counsel is as a result of a conflict of interest between the Parties, as reasonably determined by the Indemnified Party acting in good faith.

(2)

An Indemnifying Party’s assumption of the defence of any Third-Party Claim pursuant to this Section 11.2.2 includes the right to compromise, settle or consent to the entry of any judgment or determination of liability concerning such Third-Party Claim; provided, however, that, in no event shall the Indemnifying Party, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment if the effect thereof is (i) to permit any injunction, declaratory judgment, other order or other non-monetary relief to be entered, directly or indirectly, against such Indemnified Party, (ii) in the reasonable judgment of such Indemnified Party, have a material adverse financial impact or a material adverse effect upon the on-going operations of such Indemnified Party (taken together with its Subsidiaries) or (iii) that it does not include as an unconditional term thereof, the giving by the Third Party of a release of both the Indemnified Party and the Indemnifying Party (and their respective Subsidiaries) from all further liability concerning such Third-Party Claim.

(3)	Whether or not the Indemnifying Party assumes the defence of a Third-Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(4)	If the Indemnifying Party shall not have undertaken the conduct and control of the defence of any Third-Party Claim as provided above, the Indemnifying Party shall nevertheless be entitled through counsel chosen by the Indemnifying Party and reasonably acceptable to the Indemnified Party to monitor the defence, compromise or settlement of such claim by the Indemnified Party, and the Indemnified Party shall provide the Indemnifying Party and such counsel with such information regarding such Third-Party Claim as either of them may reasonably request (which request may be general or specific), but all costs and expenses incurred in connection with such monitoring shall be borne by the Indemnifying Party.

(5)	In the event of an Action in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or the Indemnifying Party shall so request, the Parties shall endeavour to substitute the Indemnifying Party for the named defendant, if reasonably practicable. If such substitution or addition cannot be achieved or is not requested, the Action shall be defended as set forth in this Agreement and the Indemnifying Party shall fully indemnify the named defendant against all Losses as set forth herein.

11.2.3.	In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defence or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnified Party shall co-operate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defence or claim.

12.	Effect of Waiver, Release, Etc.

Any obligation or Liability of an Indemnifying Party in respect of any claim of an Indemnified Party to be entitled to indemnification under this Agreement may in whole or in part be released, compounded or compromised, by time or indulgence given by an Indemnified Party in its absolute discretion without in any way prejudicing or affecting its rights under this Agreement in relation to any other claim or matter or any other rights it may have.

13.	No Liability If Loss Is Otherwise Compensated For

13.1.	The Indemnified Party and those deriving title from the Indemnified Party on or after Completion shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once between them in respect of any individual claim under the Mutual lndemnities.

13.2.	The Indemnifying Party shall not be liable for any claim under the Mutual lndemnities to the extent that the subject of the claim has been or is made good or is otherwise compensated for without Cost to the Indemnified Party.

14.	Acts of the Indemnified Party

14.1.	No claim shall lie against the Indemnifying Party under the Mutual lndemnities to the extent that such claim is wholly or partly attributable to:

14.1.1.	any voluntary act, omission, transaction or arrangement carried out by the Indemnified Party or on its behalf or by Persons deriving title from the Indemnified Party on or after Completion; or

14.1.2.	any admission of liability made after the date hereof by the Indemnified Party or on its behalf or by Persons deriving title from the Indemnified Party on or after Completion.

14.2.	The Indemnifying Party shall not be liable for any claims under the Mutual lndemnities which would not have arisen but for any reorganisation or change in ownership of the Indemnified Party’s Group after Completion (other than the Reorganisation) or any changes in the accounting basis on which any of the companies in the Indemnified Party’s Group values its assets or any other change in accounting policy or practice of any member of the Indemnified Party’s Group after Completion.

15.	Allowance, Provision or Reserve in the Accounts

No matter shall be the subject of a claim under the Mutual lndemnities by Elan or Prothena (as the case may be) to the extent that allowance, provision or reserve in respect of such matter shall have been made in the accounts of a company within the Group of the claiming Party as at the date of this Agreement or has been included in calculating creditors or deducted in calculating debtors in the accounts of a company within the Group of the claiming Party and (in the case of creditors or debtors) is identified in the records of the relevant Group or shall have been otherwise taken account of or reflected in the financial Information contained or the Circular, as the case may be.

16.	Future Legislation

Save in the case of any legislation having retrospective effect to a date prior to the date of this Agreement, no liability shall arise in respect of any claim under the Mutual lndemnities if and to the extent that liability occurs or is increased wholly or partly as a result of any legislation not in force at the date of this Agreement.

17.	Loss of Goodwill or Business

No claim shall lie against the Indemnified Party under the Mutual lndemnities to the extent that the subject of the claim relates to the fact that the relevant Group has lost goodwill or possible business.

18.	Cumulative Remedies

The remedies provided in Schedule 2 and this Schedule 3 shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

19.	Survival of Indemnities

The rights and obligations of each of Elan and Prothena and their respective Indemnified Parties under Schedule 2 and this Schedule 3 shall survive the sale or other transfer by any party of any assets or businesses or the assignment by it of any Liabilities.

SCHEDULE 4

Trade Payables and Accruals

Part 1

Completion Trade Payables and Accruals Statement

1.	Completion Trade Payables and Accruals Payment

1.1.	Elan and Prothena shall each be liable for the payment of 50% of the Completion Trade Payables and Accruals as calculated by reference to the Completion Trade Payables and Accruals Statement.

1.2.	Payment:

1.2.1.	Subject to Prothena first paying to Elan 50% of the Completion Trade Payables and Accruals, Elan shall settle the Completion Trade Payables and Accruals, in accordance with this clause 1.1 (the Prothena Accruals Share).

1.2.2.	Any amounts payable by Prothena to Elan under clause 1.2.1 of this Schedule shall be set off against Elan’s Bonus Contribution Amount in accordance with clause 1.2.3 of this schedule.

1.2.3.	Payment Formula

(1)	If Elan’s Bonus Contribution Amount exceeds the Prothena Accruals Share, Elan shall, on the Payment Date, pay the amount by which Elan’s Bonus Contribution Amount exceeds the Prothena Accruals Share, into a bank account nominated by Prothena; or

(2)	If the Prothena Accruals Share exceeds Elan’s Bonus Contribution Amount, Prothena shall, on the Payment Date, pay the amount by which the Prothena Accruals Share exceeds Elan’s Bonus Contribution Amount, into a bank account nominated by Elan.

1.2.4.	For the purposes of this Schedule, Payment Date means the date which is 10 Business Days after the date on which the Completion Trade Payables and Accruals Statement has been accepted or deemed to be accepted or determined in accordance with clause 2 of this Schedule.

2.	Preparation and Agreement of the Completion Trade Payables and Accruals Statement

2.1.	Preparation of Completion Trade Payables and Accruals Statement: As soon as practicable following Completion, Elan shall arrange for a draft of the Completion Trade Payables and Accruals Statement to be prepared in accordance with the template Trade Payables and Accruals Statement set out in Part 3 of this Schedule and shall submit such draft Completion Trade Payables and Accruals Statement stating the Completion Trade Payables and Accruals to Prothena within 30 Business Days of Completion.

2.2.	General:

2.2.1.	Elan and Prothena each acknowledge that the sole purpose of the Completion Trade Payables and Accruals Statement is to determine the Completion Trade Payables and Accruals.

2.2.2.	Each of Elan and Prothena shall ensure that none of the accounting or other advisers to Elan or Prothena (as the case may be) is remunerated on a basis which depends in any way on the outcome of the Completion Trade Payables and Accruals Statement.

2.3.	Access to Information: Prothena shall give and shall procure that any Prothena Group Company shall give to Elan (and their respective agents and advisors) access to all relevant files and/or working papers in any Prothena Group Company’s possession or control to the extent that they are reasonably necessary for purposes of Elan’s preparation of the Completion Trade Payables and Accruals Statement.

2.4.	Acceptance or Dispute Notice: The draft Completion Trade Payables and Accruals Statement shall be deemed to have been accepted as being accurate by Prothena and shall become the Completion Trade Payables and Accruals Statement for the purposes of this Schedule unless within 10 Business Days following the day on which it is received by Prothena, Prothena delivers to Elan a notice (Dispute Notice) to the contrary specifying;

2.4.1.	the item or items disputed;

2.4.2.	the reasons for such dispute; and

2.4.3.	how the Completion Trade Payables and Accruals Statement should be adjusted in the opinion of Prothena.

2.5.	Resolution between Parties: If Prothena and Elan resolve the matters raised in any Dispute Notice within the period of 10 Business Days following receipt by Elan of such Dispute Notice (the Resolution Period), the draft Completion Trade Payables and Accruals Statement (adjusted, if necessary as agreed by Prothena and Elan) will be deemed to have been accepted by the Parties and shall become the Completion Trade Payables and Accruals Statement for the purposes of this Schedule.

2.6.	Appointment of Independent Accountant: If Elan and Prothena are unable to reach agreement within the Resolution Period, the matter(s) in dispute shall be referred to the decision of an independent chartered accountant (the Independent Accountant) to be appointed (in default of nomination by agreement between Elan and Prothena within the period of 5 Business Days following the expiry of the Resolution Period), by the President for the time being of the Institute of Chartered Accountants in Ireland or, if such President is unable or unwilling so to act within a period of 10 Business Days from the date on which application in that regard was received by him, by the President for the time being of the Law Society of Ireland, on the written application of Elan or of Prothena (in either case, the President). If both Elan and Prothena so apply otherwise than on a jointly agreed basis, the application which is first received by the President shall be the one considered by him in making such appointment as aforesaid.

2.7.	Determination by Independent Accountant: The terms of reference and procedures in this clause 2.7 shall apply to a referral to the Independent Accountant (unless otherwise directed by the Independent Accountant):

2.7.1.	Elan’s Accountants and Prothena’s Accountants shall each prepare a written submission within 10 Business Days of the formal appointment of the Independent Accountant on the matters in dispute which, together with the relevant supporting documents, shall be submitted to the Independent Accountant for determination, with copies of such submissions submitted at the same time to each of Elan and Prothena.

2.7.2.	The Independent Accountant may request further information or clarification on any matter which he in his sole discretion decides is relevant from either of Elan’s Accountants or Prothena’s Accountants (such information or clarification to be delivered in the time frame specified by the Independent Accountant).

2.7.3.	Each of Elan and Prothena shall instruct the Independent Accountant to give his determination as soon as possible but in any event, unless otherwise agreed between Elan and Prothena, within 30 Business Days of the formal appointment of the Independent Accountant.

2.7.4.	In giving his determination, the Independent Accountant shall state what adjustments (if any) are necessary to be made for the purposes solely of this Agreement to the draft Completion Trade Payables and Accruals Statement in respect of the matters in dispute between Prothena and Elan and referred to him pursuant to this clause 2.7 (and, for the avoidance of doubt, not any other matters) in order to comply with the requirements of this Agreement and to determine finally the Completion Trade Payables and Accruals Statement. The determination of the Independent Accountant shall, in the absence of manifest error, be final and binding on the Parties.

2.7.5.	The Independent Accountant shall determine the proportion in which the Parties shall bear his costs and the costs of the President. In the absence of a determination as to costs by the Independent Accountant, all such costs shall be apportioned between the Parties equally. Notwithstanding the foregoing, each Party shall at all times be responsible for its own costs of presenting its case to the Independent Accountant.

2.7.6.	The Parties shall give and shall procure each Group shall give to the Independent Accountant access to all relevant files and/or working papers in that Group’s possession or control to the extent that they are reasonably necessary for purposes of the Independent Accountant’s review of the Completion Trade Payables and Accruals Statement and determination of the matters in dispute.

2.7.7.	The Independent Accountant shall act as an expert and not as an arbitrator and neither the Arbitration Act, 2010 nor any earlier or later enactment on arbitration shall apply and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Accountant’s determination, including any determination under clauses 2.7.4 or 2.7.5 above (save as referred to in those clauses).

Schedule 4

Part 2

Pro Forma Completion Trade Payables and Accruals Statement

A/ C code	SAP-BCS Account	Completion Amount	Amount payable by each of Elan and Prothena
200010	Trade creditors	•	•
210012	Clinical accruals
210030	Accrued trade creditors
210032	Accrued S&P Tax
210034	Maintenance accruals
210036	Accrued legal
210042	Accrued consulting
210044	Accrued professional fees
210048	Tangible asset accruals
210090	Other accruals

IN WITNESS whereof this Agreement has been duly executed as a deed by the Parties to it on the date set out at the beginning of this Agreement.

GIVEN UNDER THE COMMON SEAL

of ELAN CORPORATION, PLC

in the presence of:

/s/ Mary Sheahan
Authorised Person

/s/ Liam Daniel
Authorised Person

GIVEN UNDER THE COMMON SEAL

of PROTHENA CORPORATION PLC

in the presence of:

/s/ Mary Sheahan
Signature of Director

/s/ Liam Daniel
Signature of Director/Secretary